Exhibit 99(c)

DELPHI CORPORATION

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Under the supervision and with the participation of our management, including our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”), we have evaluated the effectiveness of design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report. Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of December 31, 2006. The basis for this determination was that, as discussed below, we have identified material weaknesses in our internal control over financial reporting, which we view as an integral part of our disclosure controls and procedures.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)) includes those policies and procedures that: (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Management assessed our internal control over financial reporting as of December 31, 2006, the end of our fiscal year. Management based its assessment on the criteria set forth in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a control deficiency, or combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management’s 2006 assessment identified the following material weaknesses. Ongoing remediation plans to address these material weaknesses are described below in the section “Ongoing Remediation Activities” of Item 9A. “Controls and Procedures”.

•	Contract Administration — We failed to design and implement adequate policies and controls over the contract administration process in the areas of customer contracts and commercial arrangements to provide reasonable assurance that material contracts are adequately analyzed to determine the accounting implications, or to capture, analyze, and record the accounting impact of amendments to such contracts. As a result, it is possible that material misstatements related to accounts receivable, accounts payable, revenues, cost of goods sold, or selling, general and administrative and related disclosures could occur and not be prevented or detected.

•	Inventory Accounting Adjustments — Our controls over inventory did not operate effectively at the North American operations of one of our operating segments. Specifically, controls (1) to determine that adjustments to inventory costs or quantities related to annual physical inventories are made in the appropriate period; and (2) to timely capture, analyze and record inventory manufacturing variances that may arise between standard and actual manufacturing cost did not operate with sufficient timeliness and precision to enable recognition of material adjustments to inventory balances in the proper period. As a result, it is possible that material misstatements related to the carrying value of inventories, cost of goods sold and related disclosures could occur and not be prevented or detected.

•	Fixed Assets and Special Tools Accounting — Our controls over fixed assets and special tools accounting did not operate effectively. Specifically, controls over (1) the accumulation of appropriate costs and timely transfer of completed construction-work-in-progress and tooling projects to the fixed assets and special tools subsidiary ledgers and related accounts; (2) the proper amortization of special tools, pursuant to U.S. GAAP and corporate guidelines; and (3) the timely recording of disposals and interplant transfers related to fixed assets and special tools; did not operate effectively. As a result, it is possible that material misstatements related to fixed assets, depreciation and amortization expense and related disclosures could occur and not be prevented or detected.

•	Demographic Data — We did not maintain adequate controls over records of employee and retiree demographic information used in determining certain employee benefits liabilities. As a result, it is possible that material misstatements related to pension and other postemployment benefits liabilities, related costs and relevant disclosures could occur and not be prevented or detected.

Management has discussed the material weaknesses described above and related corrective actions with the Company’s Audit Committee. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), has audited management’s assessment of our internal control over financial reporting. Ernst & Young has issued an attestation report, which follows this report which is included under Item 8. Financial Statements and Supplementary Data — Report of Independent Registered Public Accounting Firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Delphi Corporation:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting included in Item 8, that Delphi Corporation (the “Company”) did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses identified in management’s assessment, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Delphi Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

•	Contract Administration — The Company failed to design and implement adequate policies and controls over the contract administration process in the areas of customer contracts and commercial arrangements to provide reasonable assurance that material contracts are adequately analyzed to determine the accounting implications, or to capture, analyze, and record the accounting impact of amendments to such contracts.

•	Inventory Accounting Adjustments — The Company’s controls over inventory did not operate effectively at the North American operations of one of its operating segments. Specifically, controls (1) to determine that adjustments to inventory costs or quantities related to annual physical inventories are made in the appropriate period; and (2) to timely capture, analyze and record inventory manufacturing variances that may arise between standard and actual manufacturing cost did not operate with sufficient timeliness and precision to enable recognition of material adjustments to inventory balances in the proper period.

•	Fixed Assets and Special Tools Accounting — The Company’s controls over fixed assets and special tools accounting did not operate effectively. Specifically, controls over (1) the accumulation of appropriate costs and timely transfer of completed construction-work-in-progress and tooling projects to the fixed assets and special tools subsidiary ledgers and related accounts; (2) the proper amortization of special tools, pursuant to U.S. GAAP and corporate guidelines; and (3) the timely recording of disposals and interplant transfers related to fixed assets and special tools, did not operate effectively.

•	Demographic Data — The Company did not maintain adequate controls over records of employee and retiree demographic information used in determining certain employee benefits liabilities.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 financial statements, and this report does not affect our report dated February 26, 2007 on those financial statements.

In our opinion, management’s assessment that Delphi Corporation did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Delphi Corporation has not maintained effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2006, and the related consolidated statements of operation, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2006, and our report dated February 26, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

Detroit, Michigan
February 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Delphi Corporation:

We have audited the accompanying consolidated balance sheet of Delphi Corporation and subsidiaries (the Company) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2006. Our audit also includes the financial statement schedule for the year ended December 31, 2006, listed in the index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended December 31, 2006 when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth within.

The accompanying consolidated financial statements have been prepared assuming that Delphi Corporation and subsidiaries will continue as a going concern. As more fully described in the notes to the consolidated financial statements, on October 8, 2005, Delphi Corporation and its wholly owned United States subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about Delphi Corporation’s ability to continue as a going concern. Management’s intentions with respect to these matters are also described in the notes. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 20 to the consolidated financial statements, in 2006, the Company changed its method of accounting for stock compensation.

As discussed in Note 17 to the consolidated financial statements, in 2006, the Company changed its method of accounting for the funded status of its defined benefit pension and other postretirement benefit plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the effect of material weaknesses.

/s/ Ernst & Young LLP
Ernst & Young LLP

Detroit, Michigan
February 26, 2007, except for Note 21, as to which the date is September 4, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Delphi Corporation:

We have audited the accompanying consolidated balance sheet of Delphi Corporation (Debtor-in-Possession) and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a)2 for the years ended December 31, 2005 and 2004. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the years ended December 31, 2005 and 2004, when considered in relation to the basic 2005 and 2004 consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, the Company has filed for reorganization under chapter 11 of the United States Bankruptcy Code. The accompanying 2005 and 2004 financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying 2005 and 2004 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s ability to comply with the terms and conditions of the debtor-in-possession financing agreement; to obtain confirmation of a plan of reorganization under chapter 11 of the United States Bankruptcy Code; to reduce wage and benefit costs and liabilities through the bankruptcy process; to return to profitability; to generate sufficient cash flow from operations and; to obtain financing sources to meet the Company’s future obligations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Detroit, Michigan
July 11, 2006, except for Note 21 as to which the date is September 4, 2007

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(in millions, except per share amounts)

Net sales:
General Motors and affiliates	$11,636	$12,860	$15,417
Other customers	14,756	14,087	13,205

Total net sales	26,392	26,947	28,622

Operating expenses:
Cost of sales, excluding items listed below	25,416	25,701	25,989
U.S. employee special attrition program charges (Note 16)	2,955	—	—
Depreciation and amortization	1,079	1,150	1,144
Long-lived asset impairment charges (Note 9)	215	233	326
Goodwill impairment charges (Note 10)	—	390	46
Selling, general and administrative	1,585	1,644	1,599

Total operating expenses	31,250	29,118	29,104

Operating loss	(4,858)	(2,171)	(482)
Interest expense (Contractual interest expense for 2006 and 2005 was $577 million and $356 million, respectively) (Note 14)	(429)	(318)	(232)
Other income (expense), net (Note 19)	38	50	(8)

Loss before reorganization items, income taxes, minority interest, equity income and cumulative effect of accounting change	(5,249)	(2,439)	(722)
Reorganization items (Note 3)	(92)	(3)	—

Loss before income taxes, minority interest, equity income and cumulative effect of accounting change	(5,341)	(2,442)	(722)
Income tax (expense) benefit	(136)	55	(4,143)

Loss before minority interest, equity income and cumulative effect of accounting change	(5,477)	(2,387)	(4,865)
Minority interest, net of tax	(37)	(24)	(39)
Equity income, net of tax	47	71	86

Loss before cumulative effect of accounting change	(5,467)	(2,340)	(4,818)
Cumulative effect of accounting change, net of tax (Notes 1 and 20)	3	(17)	—

Net loss	$(5,464)	$(2,357)	$(4,818)

Basic and diluted loss per share
Before cumulative effect of accounting change	$(9.74)	$(4.18)	$(8.59)
Cumulative effect of accounting change	0.01	(0.03)	—

Basic and diluted loss per share	$(9.73)	$(4.21)	$(8.59)

Dividends declared per share	$—	$0.045	$0.280

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$1,667	$2,221
Restricted cash	146	36
Accounts receivable, net:
General Motors and affiliates	2,078	1,920
Other	2,691	2,975
Inventories, net:
Productive material, work-in-process and supplies	1,598	1,350
Finished goods	577	524
Deferred income taxes (Note 8)	68	51
Other current assets	390	477

Total current assets	9,215	9,554
Long-term assets:
Property, net (Note 9)	4,695	5,108
Investments in affiliates	417	418
Deferred income taxes (Note 8)	96	59
Goodwill (Note 10)	378	363
Other intangible assets, net	51	54
Pension intangible assets (Note 17)	—	891
Other	540	576

Total long-term assets	6,177	7,469

Total assets	$15,392	$17,023

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, current portion of long-term debt, and debt in default (Note 14)	$3,089	$3,117
Debtor-in-possession financing (Note 14)	250	—
Accounts payable	2,820	2,494
Accrued liabilities (Note 11)	2,211	1,192

Total current liabilities	8,370	6,803
Long-term liabilities:
Debtor-in-possession financing and long-term debt (Note 14)	49	273
Employee benefit plan obligations (Note 17)	550	310
Other (Note 11)	859	651

Total long-term liabilities	1,458	1,234

Liabilities subject to compromise (Note 13)	17,416	15,074

Total liabilities	27,244	23,111

Commitments and contingencies (Note 18)
Minority interest	203	157

Stockholders’ deficit:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2006 and 2005	6	6
Additional paid-in capital	2,769	2,744
Accumulated deficit	(11,893)	(6,429)
Accumulated other comprehensive income (loss):
Employee benefit plans (Note 17)	(3,041)	(2,395)
Other	156	(119)

Total accumulated other comprehensive income (loss)	(2,885)	(2,514)
Treasury stock, at cost (3.2 million shares in 2006 and 2005)	(52)	(52)

Total stockholders’ deficit	(12,055)	(6,245)

Total liabilities and stockholders’ deficit	$15,392	$17,023

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(in millions)
Cash flows from operating activities:
Net loss	$(5,464)	$(2,357)	$(4,818)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,079	1,150	1,144
Long-lived asset impairment charges	215	233	326
Goodwill impairment charges	—	390	46
Deferred income taxes	(55)	(142)	4,315
Employee and product line charges	—	—	192
Pension and other postretirement benefit expenses	1,515	1,543	1,408
Equity income	(47)	(71)	(86)
Reorganization items	92	3	—
U.S. employee special attrition program charges	2,955	—	—
Changes in operating assets and liabilities:
Accounts receivable and retained interests in receivables, net	87	127	83
Inventories, net	(274)	25	(142)
Other current assets	(79)	232	(158)
Accounts payable	434	(163)	367
Employee and product line obligations	—	(64)	(296)
Accrued and other long-term liabilities	421	169	(148)
Other, net	46	(50)	137
U.S. employee special attrition program payments, net of reimbursement by GM	(249)	—	—
Pension contributions	(305)	(691)	(672)
Other postretirement benefit payments	(262)	(186)	(173)
(Payments) receipts for reorganization items, net	(66)	6	—

Net cash provided by operating activities	43	154	1,525

Cash flows from investing activities:
Capital expenditures	(721)	(1,183)	(967)
Proceeds from sale of property	72	71	53
Cost of acquisitions, net of cash acquired	(5)	—	(61)
Proceeds from sale of non-U.S. trade bank notes	173	152	65
Proceeds from divestitures	24	245	—
Increase in restricted cash	(105)	(36)	—
Other, net	8	(43)	92

Net cash used in investing activities	(554)	(794)	(818)

Cash flows from financing activities:
Repayment of debt securities	—	—	(500)
Net proceeds from term loan facility	—	983	—
Repayments of borrowings under term loan facility	—	(12)	—
Proceeds from revolving credit facility, net	2	1,484	—
Net proceeds from debtor-in-possession facility	—	218	—
(Repayments) proceeds under cash overdraft	(29)	29	—
Net repayments under other agreements	(69)	(630)	(7)
Dividend payments	—	(64)	(157)
Issuance of treasury stock	—	—	2
Other, net	(26)	(56)	(23)

Net cash (used in) provided by financing activities	(122)	1,952	(685)

Effect of exchange rate fluctuations on cash and cash equivalents	79	(41)	49

(Decrease) increase in cash and cash equivalents	(554)	1,271	71
Cash and cash equivalents at beginning of year	2,221	950	879

Cash and cash equivalents at end of year	$1,667	$2,221	$950

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

				Retained	Accumulated Other
	Common		Additional	Earnings	Comprehensive Loss					Total
	Stock		Paid-in	(Accumulated	Employee				Treasury	Stockholders’
	Shares	Amount	Capital	Deficit)	Benefit Plans		Other	Total	Stock	Equity (Deficit)

Balance at December 31, 2003	565	$6	$2,729	$928	$(2,006)		$(136)	$(2,142)	$(75)	$1,446
Net loss	—	—	—	(4,818)	—		—	—	—	(4,818)
Currency translation adjustments and other, net of tax	—	—	—	—	—		339	339	—	339
Net change in unrecognized gain on derivative instruments, net of tax	—	—	—	—	—		51	51	—	51
Minimum pension liability adjustment, net of tax	—	—	—	—	(501)		—	(501)	—	(501)

Total comprehensive loss										(4,929)
Share-based compensation expense, net of shares issued	—	—	1	—	—		—	—	14	15
Dividends	—	—	—	(157)	—		—	—	—	(157)

Balance at December 31, 2004	565	6	2,730	(4,047)	(2,507)		254	(2,253)	(61)	(3,625)
Net loss	—	—	—	(2,357)	—		—	—	—	(2,357)
Currency translation adjustments and other, net of tax	—	—	—	—	—		(299)	(299)	—	(299)
Net change in unrecognized gain on derivative instruments, net of tax	—	—	—	—	—		(74)	(74)	—	(74)
Minimum pension liability adjustment, net of tax	—	—	—	—	112		—	112	—	112

Total comprehensive loss										(2,618)
Share-based compensation expense, net of shares issued	—	—	14	—	—		—	—	9	23
Dividends	—	—	—	(25)	—		—	—	—	(25)

Balance at December 31, 2005	565	6	2,744	(6,429)	(2,395)		(119)	(2,514)	(52)	(6,245)
Net loss	—	—	—	(5,464)	—		—	—	—	(5,464)
Currency translation adjustments and other, net of tax	—	—	—	—	—		231	231	—	231
Net change in unrecognized gain on derivative instruments, net of tax	—	—	—	—	—		44	44	—	44
Minimum pension liability adjustment, net of tax	—	—	—	—	1,281		—	1,281	—	1,281

Total comprehensive loss										(3,908)
Adoption of FASB Statement No. 158	—	—	—	—	(1,927)		—	(1,927)	—	(1,927)
Share-based compensation expense	—	—	25	—	—		—	—	—	25

Balance at December 31, 2006	565	$6	$2,769	$(11,893)	$(3,041	)(a)	$156 (b)	$(2,885)	$(52)	$(12,055)

(a)	Accumulated Other Comprehensive Loss — Employee Benefit Plans includes a loss for pension, postretirement and postemployment liabilities of $3,041 million, net of a $1,213 million tax effect.

(b)	Accumulated Other Comprehensive Loss — Other includes a gain of $100 million within currency translation adjustments and other, and a gain of $56 million within net change in unrecognized gain on derivative instruments.

See notes to consolidated financial statements.

DELPHI CORPORATION
(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Delphi Corporation, together with its subsidiaries and affiliates (“Delphi” or the “Company”) is a supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology. Delphi’s most significant customer is General Motors Corporation (“GM”) and North America and Europe are its most significant markets. Delphi is continuing to diversify its customer base and geographic markets.

Consolidation — The consolidated financial statements include the accounts of Delphi and domestic and non-U.S. subsidiaries in which Delphi holds a controlling financial or management interest and variable interest entities of which Delphi has determined that it is the primary beneficiary. Delphi’s share of the earnings or losses of non-controlled affiliates, over which Delphi exercises significant influence (generally a 20% to 50% ownership interest), is included in the consolidated operating results using the equity method of accounting. All significant intercompany transactions and balances between consolidated Delphi businesses have been eliminated. All adjustments, consisting of only normal recurring items, which are necessary for a fair presentation, have been included.

Bankruptcy Filing — On October 8, 2005 (the “Petition Date”), Delphi and certain of its U.S. subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code (collectively the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). The reorganization cases are being jointly administered under the caption “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).” The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, will continue their business operations without supervision from the U.S. Court and are not subject to the requirements of the Bankruptcy Code. (Refer to Note 2. Chapter 11 Transformation Plan and Chapter 11 Bankruptcy)

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11 of the Bankruptcy Code, generally does not change the manner in which financial statements are prepared. However, it does require, among other disclosures, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations in the years ended December 31, 2006 and 2005. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from postpetition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statement of cash flows. Delphi adopted SOP 90-7 effective on October 8, 2005 and has segregated those items as outlined above for all reporting periods subsequent to such date.

Going Concern — The Debtors are operating pursuant to chapter 11 of the Bankruptcy Code and continuation of the Company as a going concern is contingent upon, among other things, the Debtors’ ability (i) to comply with the terms and conditions of their debtor-in-possession (“DIP”) financing agreement; (ii) to obtain confirmation of a plan of reorganization under the Bankruptcy Code; (iii) to reduce wage and benefit costs and liabilities during the bankruptcy process; (iv) to return to profitability; (v) to generate sufficient cash flow from operations; and (vi) to obtain financing sources to meet the Company’s future obligations. These matters create substantial uncertainty relating to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability of assets and classification of liabilities that might result from the outcome of these uncertainties. In addition, a plan of reorganization could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

Contractual Interest Expense — Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7.

Use of Estimates — The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires Delphi to make estimates and assumptions that affect amounts reported therein. During 2006, there were no material changes in the methods or policies used to establish accounting estimates. Generally, matters subject to Delphi’s estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances, income taxes, pension and other postretirement benefit plan assumptions, accruals related to litigation, warranty costs, environmental remediation costs, worker’s compensation accruals and healthcare accruals. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Revenue Recognition — Delphi’s revenue recognition policy requires the recognition of sales when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and the collectibility of revenue is reasonably assured. Delphi generally records sales upon shipment of product to customers and transfer of title under standard commercial terms. In addition, if Delphi enters into retroactive price adjustments with its customers, these reductions to revenue are recorded when they are determined to be probable and estimable. From time to time, Delphi may enter into pricing agreements with its customers that provide for price reductions that are conditional upon achieving certain joint cost saving targets. In December 2004, Delphi entered into such an agreement with GM whereby Delphi committed to 2005 annual price reductions on GM’s annual purchase value with Delphi. In return for this commitment, GM agreed, among other things, to accelerate its cooperation with certain sourcing and cost reduction initiatives of mutual benefit to the two companies and to source certain business to Delphi. In the fourth quarter of 2005, GM reimbursed Delphi for $35 million of the price reductions, which occurred earlier in 2005 for which GM did not meet its corresponding commitment to Delphi. This payment was received prior to December 31, 2005 and was recognized as revenue upon receipt.

Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. In addition, from time to time Delphi makes payments to customers in conjunction with ongoing and future business. Delphi recognizes these payments to customers as a reduction to revenue at the time Delphi commits to make these payments.

Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in cost of sales.

Research and Development — Delphi incurs costs in connection with research and development programs that are expected to contribute to future earnings. Such costs are charged against income as incurred. Research and development expenses (including engineering) were $2.1 billion, $2.2 billion, and $2.1 billion for the years ended December 31, 2006, 2005, and 2004, respectively.

Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less.

Marketable Securities — Delphi generally holds marketable securities with maturities of 90 days or less, which are classified as cash and cash equivalents for financial statement purposes. Delphi also has securities that are held for a period longer than 90 days. Debt securities are classified as held-to-maturity, and accordingly are recorded at cost in Delphi’s consolidated financial statements. Equity securities are classified as available-for-sale and are recorded in the consolidated financial statements at market value with changes in market value included in other comprehensive income (“OCI”). At December 31, 2006 and 2005, Delphi had available-for-sale securities with a cost basis of $5 million and $5 million, respectively, and a carrying value of $6 million and $10 million, respectively. In the event that the Company’s debt or equity securities experience an other than temporary impairment in value, such impairment is recognized as a loss in the Statement of Operations.

Restricted Cash — Delphi has restricted cash balances the majority of which represent cash for use for the pre-retirement portion of the U.S. employee special attrition program, refer to Note 16. U.S. Employee Special Attrition Program. Also included in restricted cash are balances on deposit at financial institutions that have issued letters of credit in favor of Delphi.

Accounts Receivable — Delphi enters into agreements to sell its accounts receivable. Since the agreements allow Delphi to maintain effective control over the receivable, these various accounts receivable factoring facilities were accounted for as short-term debt at December 31, 2005 and 2006. The Company generally does not require collateral related to its trade accounts receivable. The allowance for doubtful accounts is established based upon analysis of trade receivables for known collectibility issues and the aging of the trade receivables at the end of each period. As of December 31, 2006 and 2005, the allowance for doubtful accounts was $152 million and $129 million, respectively. The Company exchanges certain amounts of accounts receivable for bank notes with original maturities greater than 90 days. The collection of such notes are reflected in the investing activities in the consolidated statement of cash flows.

Inventories — Inventories are stated at the lower of cost, determined on a first-in, first-out basis (“FIFO”), or market, including direct material costs and direct and indirect manufacturing costs. Generator core inventories have historically been valued primarily at the core acquisition cost. In the third quarter of 2005, given the changing market for remanufactured generators and general competitive conditions for generator products, the Company reduced the carrying value of generator core inventories by $24 million to zero.

From time to time, Delphi may receive payments from suppliers. Delphi recognizes these payments from suppliers as a reduction of the cost of the material acquired during the period to which the payments relate. In some instances, supplier rebates are received in conjunction with or concurrent with the negotiation of future purchase agreements and these amounts are amortized over the prospective agreement period.

Property — Property, plant and equipment, including internally-developed internal use software, is recorded at cost. Major improvements that materially extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided based on the estimated useful lives of groups of property generally using an accelerated method, which accumulates depreciation of approximately two-thirds of the depreciable cost during the first half of the estimated useful lives, or using straight-line methods. Leasehold improvements are amortized over the period of the lease or the life of the property, whichever is shorter, with the amortization applied directly to the asset account.

Special Tools — Special tools balances represent Delphi-owned tools, dies, jigs and other items used in the manufacture of customer components. At December 31, 2006 and 2005 the special tools balance was $537 million and $633 million, respectively, included within the property, net line item in the consolidated balance sheet. Special tools also includes pre-production tooling costs related to customer-owned tools for which the customer has provided a non-cancelable right to use to the tool. Delphi-owned special tools balances are amortized over the expected life of the special tool or the life of the related vehicle program, whichever is shorter. The unreimbursed costs incurred related to customer-owned special tools that are not subject to reimbursement are capitalized and amortized over a three year period. Engineering, testing and other costs incurred in the design and development of production parts are expensed as incurred, unless the costs are reimbursable, as specified in a customer contract.

Valuation of Long-Lived Assets — Delphi periodically evaluates the carrying value of long-lived assets held for use including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset held for use is considered impaired when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or from appraisals performed by valuation experts. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. Refer to Note 9. Property, Net.

Intangible Assets — Delphi has definite-lived intangible assets of approximately $51 million and $54 million as of December 31, 2006 and 2005, respectively. In general, these intangible assets are being amortized over their useful lives, normally 3-17 years. During 2005, Delphi evaluated for impairment certain intangible assets that had been recorded in conjunction with previous acquisitions. In 2005, based on the current fair value of these intangible assets, Delphi recognized an impairment of $6 million related to intangible assets, related to the Powertrain Systems segment and the Product and Service Solutions business within the Corporate and Other segment.

Goodwill — In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” Delphi reviews the recoverability of goodwill at least annually as of May 31 and any time business conditions indicate a potential change in recoverability. Refer to Note 10. Goodwill.

Environmental Liabilities — Delphi recognizes environmental remediation liabilities when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists within Delphi based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where Delphi may be jointly and severally liable. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and other PRPs at multi-party sites. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change Delphi’s estimates. Refer to Note 18. Commitments and Contingencies.

Warranty — Delphi recognizes expected warranty costs for products sold principally at the time of sale of the product based on Delphi estimates of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. Refer to Note 12. Warranties.

Asset Retirement Obligations — On January 1, 2003, Delphi adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which requires the fair value of an asset retirement obligation to be recognized in the period in which it is incurred. On December 31, 2005, Delphi adopted FASB Interpretation 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event. FIN 47 also clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if fair value can be reasonably estimated. The accounting for FIN 47 uses the same methodology as SFAS No. 143. When a new liability is recorded, an entity will capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

As a result of adopting FIN 47 on December 31, 2005, Delphi identified conditional retirement obligations primarily related to asbestos abatement at certain of its sites. To a lesser extent, Delphi also has conditional retirement obligations at certain sites related to the removal of storage tanks and polychlorinated biphenyl (“PCB”) disposal costs. Delphi recorded assets of $2 million with offsetting accumulated depreciation of $2 million, and an asset retirement obligation liability of $17 million. In 2005, Delphi also recorded a cumulative effect charge against earnings of $17 million, after-tax.

If Delphi had applied FIN 47 to prior periods, Delphi would have recorded asset retirement obligations of $16 million and charges against earnings of $2 million as of and for the year ended December 31, 2004.

A reconciliation of the asset retirement obligations for 2005 and 2006 is as follows:

(in millions)

Asset retirement obligations at January 1, 2005	$—
Accretion	—
Liabilities incurred (primarily adoption of FIN 47)	17
Liabilities settled	—

Asset retirement obligations at December 31, 2005	$17

Accretion	2
Liabilities incurred	—
Liabilities settled/adjustments	(3)

Asset retirement obligations at December 31, 2006	$16

The impact on loss per common share (both basic and diluted) in each of 2004 and 2005 would have been less than $0.01 per share.

Annual Incentive Plan — On February 17, 2006, the Court entered a final order (the “AIP Order”) granting the Debtors’ motion to implement a short-term annual incentive plan (the “AIP”) for the period commencing on January 1, 2006 and continuing through June 30, 2006. The AIP provides the opportunity for incentive payments to executives provided that specified corporate and divisional financial targets are met. Such targets are based on Delphi’s earnings and divisional operating income (which for Delphi are each of its reporting segments) before interest, taxes, depreciation, amortization, and restructuring costs, but exclude earnings generated from agreements related to Delphi’s transformation reached with Delphi’s labor unions or with GM, such as the special attrition programs, refer to Note 16. U.S. Employee Special Attrition Program. The amounts paid to individual executives may be adjusted either upward or downward based upon individual levels of performance subject to certain maximums. In addition, under some circumstances, individual executives may not be entitled to receive or retain incentive compensation. For more information regarding the AIP Order refer to Delphi’s Current Report on Form 8-K filed on February 23, 2006. An annual incentive plan mirroring the AIP applies to approximately 100 individuals holding executive positions at non-Debtor subsidiaries of Delphi. Additionally, Delphi has a similar incentive plan for U.S. salaried employees.

On July 21, 2006, the Court entered a final order (the “Supplemental AIP Order”) authorizing the Debtors to continue the AIP for the six-month period from July 1, 2006 through December 31, 2006 (the “Second Performance Period”), under substantially the same terms and conditions outlined in the AIP Order, with new corporate and divisional targets based on the Debtors’ forecasted financial results for the Second Performance Period. In addition, the Supplemental AIP Order provides for certain adjustments in determining whether Delphi has achieved its corporate financial targets for the Second Performance Period, to be reasonably determined by the Official Committee of Unsecured Creditors, to Delphi’s corporate targets based upon net savings realized on account of transformation costs. The AIP for the Second Performance Period provides a target opportunity for incentive payments to U.S. executives of approximately $20 million, provided Delphi achieves the court-approved performance targets for the Second Performance Period.

For the year ended December 31, 2006, Delphi recorded expense of $167 million, related to executive and U.S. salaried employee incentive plans. Delphi paid $100 million in the third quarter of 2006 for the period from January 1, 2006 to June 30, 2006. In conjunction with the February 17, 2006 approval of the AIP, certain incentive compensation plans previously in place for Delphi executives were cancelled resulting in the reduction of expense of approximately $21 million for incentive compensation in the first quarter of 2006. The AIP for the Second Performance Period will be paid by the end of the first quarter of 2007.

Postemployment Benefits — Delphi accrues for costs associated with postemployment benefits provided to inactive employees throughout the duration of their employment. Delphi uses future production estimates combined with workforce geographic and demographic data to develop projections of time frames and related expense for postemployment benefits. For purposes of accounting for postemployment benefits, inactive employees represent those employees who have been other than temporarily idled. Delphi considers all idled employees in excess of approximately 10% of the total workforce at a facility to be other than temporarily idled. As a result of the U.S. employee special attrition programs, Delphi determined that certain previously recorded accruals for postemployment benefits, representing the future cash expenditures expected during the period between the idling of affected employees and the time when such employees are redeployed, retire, or otherwise terminate their employment, were no longer necessary and accordingly Delphi reduced such accruals by $108 million during 2006, which was recorded in cost of sales. At December 31, 2006 and 2005, the liability for postemployment benefits of other than temporarily idled employees was $1 million and $148 million, respectively.

Delphi also accrues for costs associated with extended disability benefits for its employees. Discounting of the future extended-disability expenditures is based on the nature of the obligation and the timing of the expected benefit payments. At December 31, 2006 and 2005, the short-term extended-disability liability balance of $27 million and $27 million, respectively, was included in accrued liabilities in the accompanying consolidated balance sheets. The long-term extended-disability liability balance included in other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2006 and 2005 was $95 million and $226 million, respectively, calculated with a discount rate of 5.70% and 5.50%, respectively. As a result of the adoption of SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R),“Delphi recognized a net actuarial gain in accumulated OCI. The impact of the adjustment was an increase in accumulated OCI and a decrease in the long-term liability of $67 million at December 31, 2006. In addition, as a result of the U.S. special attrition program, Delphi recognized a curtailment gain of $59 million during 2006.

Employee Termination Benefits and Other Exit Costs — Delphi continually evaluates alternatives to align its business with the changing needs of its customers and to lower the operating costs of the Company. This includes the realignment of its existing manufacturing capacity, facility closures, or similar actions in the normal course of business. These actions may result in voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued when Delphi commits to a termination plan and the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the circumstances of the termination plan. Contract termination costs are recorded when contracts are terminated or when Delphi ceases to use the facility and no longer derives economic benefit from the contract. All other exit costs are accrued when incurred. Delphi incurred expenses related to these actions of $299 million and $154 million included in cost of sales for the years ended December 31, 2006 and 2005, respectively.

Worker’s Compensation Benefits — Delphi’s worker’s compensation benefit accruals are actuarially determined and are subject to the existing worker’s compensation laws that can vary by state. Accruals for worker’s compensation benefits represent the discounted future cash expenditures expected during the period between the incidents necessitating the employees to be idled and the time when such employees are eligible for retirement or otherwise terminate their employment. The discount rate at December 31, 2006 and 2005 was 5.80% and 5.50%, respectively based on analyzing the results of matching high quality fixed income investments rated AA- or higher by Standard and Poor’s and the regular and above median Citigroup Pension Discount Curve, with expected benefit cash flows. At December 31, 2006 and 2005, the short-term worker’s compensation liability balance included in accrued liabilities in the accompanying consolidated balance sheets was $77 million and $86 million, respectively. The long-term worker’s compensation liability balance included in other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2006 and 2005 was $282 million and $224 million, respectively. The increase in the liability balance as of December 31, 2006 is a result of increased claim severity and accruals for claims incurred but not reported, offset by an increase in the discount rate.

Foreign Currency Translation — Assets and liabilities of non-U.S. subsidiaries are translated to U.S. dollars at end-of-period currency exchange rates. The consolidated Statements of Operations of non-U.S. subsidiaries are translated to U.S. dollars at average-period currency exchange rates. The effect of translation for non-U.S. subsidiaries is generally reported in OCI. The effect of remeasurement of assets and liabilities of non-U.S. subsidiaries that use the U.S. dollar as their functional currency is primarily included in cost of goods sold. Also included in cost of goods sold are gains and losses arising from transactions denominated in a currency other than the functional currency of a particular entity. Net transaction gains and losses, as described above, decreased cost of sales by $44 million in 2006, and increased cost of sales by $53 million and $51 million in 2005 and 2004, respectively.

Derivative Financial Instruments — SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires that all derivative instruments be reported on the balance sheet at fair value with changes in fair value reported currently through earnings unless the transactions qualify and are designated as normal purchases or sales or meet special hedge accounting criteria.

Delphi manages its exposure to fluctuations in currency exchange rates, interest rates and certain commodity prices by entering into a variety of forward contracts and swaps with various counterparties. Such financial exposures are managed in accordance with Delphi’s policies and procedures. Delphi does not enter into derivative transactions for speculative or trading purposes.

As part of the hedging program approval process, Delphi identifies the specific financial risk which the derivative transaction will minimize, the appropriate hedging instrument to be used to reduce the risk and the correlation between the financial risk and the hedging instrument. Purchase orders, letters of intent, capital planning forecasts and historical data are used as the basis for determining the anticipated values of the transactions to be hedged. Delphi does not enter into derivative transactions that do not have a high correlation with the underlying financial risk. The hedge positions entered into by Delphi, as well as the correlation between the transaction risks and the hedging instruments, are reviewed on an ongoing basis.

Foreign exchange forward and option contracts are accounted for as hedges of firm or forecasted foreign currency commitments to the extent they are designated and assessed as highly effective. All other foreign exchange contracts are marked to market on a current basis. Commodity swaps and options are accounted for as hedges of firm or anticipated commodity purchase contracts to the extent they are designated and assessed effective. All other commodity derivative contracts that are not designated as hedges are either marked to market on a current basis or are exempted from mark to market accounting as normal purchases. At December 31, 2006 and 2005, Delphi’s exposure to movements in interest rates was not hedged with derivative instruments.

Common Stock and Preferred Stock — Delphi currently has one class of common stock outstanding. There are 1,350 million shares of common stock authorized, of which 561,781,590 were outstanding (565,025,907 shares issued less 3,244,317 shares held as treasury stock) at both December 31, 2006 and 2005. Holders of Delphi common stock are entitled to one vote per share with respect to each matter presented to its shareholders on which the holders of common stock are entitled to vote. Delphi did not pay dividends in 2006, paid $0.115 per share in 2005, of which $0.07 was declared in 2004 but was paid in 2005, and $0.28 per share in 2004. There are no cumulative voting rights. As of December 31, 2006, Delphi has no issued and outstanding preferred stock.

Retention Payments — During the first quarter of 2005, a retention program for U.S. salaried employees and executives as well as international executives was implemented (the “Q1 2005 Retention Program”). Under the terms of the program, U.S. salaried employees, other than executives, received retention payments totaling approximately $13 million in the first quarter of 2005 and executives other than those executive officers subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934 (the “reporting officers”) received payments totaling approximately $5 million in the third quarter of 2005 that related to the first of three installment payments under the plan. The cost associated with the retention program payments attributable to all U.S. salaried employees, including executives other than the reporting officers, was being recognized over the related service period. However, based upon a change in Delphi’s intention with respect to enforcing the retention agreements for U.S. employees, including executives other than the reporting officers, the remaining unamortized balance for these employees was expensed in the fourth quarter of 2005. Additionally, under the Q1 2005 Retention Program, the reporting officers were to receive payment of an award in four equal installments over a two-year period. The first installment was paid in the third quarter of 2005 totaling approximately $0.6 million. On February 17, 2006, as part of the Courts’ approval of portions of the AIP, the company cancelled the outstanding installments of the retention awards.

Recently Issued Accounting Pronouncements — In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires an entity to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires an entity to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the largest amount of benefit that has a greater than fifty percent likelihood of being realized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Delphi is required to adopt the new guidance when recognizing its uncertain tax positions at the beginning of its fiscal year January 1, 2007. The impact of initially applying FIN 48 will be recognized as a cumulative effect adjustment to the opening balance of retained earnings. Delphi is currently in the process of determining the cumulative effect of adopting FIN 48.

In September 2006, the SEC released Staff Accounting Bulletin No. 108 (“SAB 108”) on quantifying financial statement misstatements. SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 was issued to address diversity in practice by issuers when quantifying financial statement misstatements and the potential for current practice to fail to consider the accumulation of significant amounts on the balance sheet. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on Delphi.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157 (“SFAS 157”), “Fair Value Measurements.” The statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands the disclosure requirements regarding fair value measurements. The rule does not introduce new requirements mandating the use of fair value. The statement defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The definition is based on an exit price rather than an entry price, regardless of whether the entity plans to hold or sell the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Delphi is currently evaluating the requirements of SFAS 157. Delphi expects to be required to use the new definition of fair value upon adoption of SFAS 157 as of January 1, 2008 and apply the disclosure requirements of SFAS 157 for Delphi’s 2008 financial statements.

In September 2006, the FASB issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions, effective for fiscal years ending after December 31, 2008. The requirement to recognize the funded status of a benefit plan and the disclosure requirements was effective for Delphi at December 31, 2006. See Note 17. Pension and Other Postretirement Benefits and Postemployment Benefits above for more information regarding Delphi’s postretirement benefits and the impact of adopting SFAS 158. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for Delphi at the end of fiscal year 2008.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings at each subsequent reporting date. The statement also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective as of the beginning of a reporting entity’s first fiscal year that begins after November 15, 2007. Delphi is currently evaluating the requirements of SFAS 159, and has not yet determined the impact on its financial statements.

2. TRANSFORMATION PLAN AND CHAPTER 11 BANKRUPTCY

On March 31, 2006, Delphi announced its transformation plan. As part of the transformation plan, Delphi identified non-core product lines and manufacturing sites that do not fit into Delphi’s future strategic framework, which it is seeking to sell or wind-down. The sale and wind-down process is being conducted in consultation with the Company’s customers, unions and other stakeholders to carefully manage the transition of affected product lines. The disposition of any U.S. operation is also being accomplished in accordance with the requirements of the Bankruptcy Code and union labor contracts as applicable. The Company also has begun consultations with the works councils in accordance with applicable laws regarding any sale or wind-down of affected manufacturing sites in Europe. Non-core product lines, announced on March 31, 2006, include brake and chassis systems, catalysts, cockpits and instrument panels, door modules and latches, ride dynamics, steering, halfshafts, and wheel bearings. With the exception of catalysts with approximately $260 million of 2006 net sales, which is included in the Powertrain Systems segment, and the Steering segment with approximately $2.6 billion of 2006 net sales, these non-core product lines are included in the Company’s Automotive Holdings Group segment, refer to Note 21. Segment Reporting. The Company continually evaluates its product portfolio and could retain or exit certain businesses depending on market forces or cost structure changes. In connection with the Company’s ongoing evaluation, the Company has recently decided that power products no longer fits within its future product portfolio. Therefore, effective November 1, 2006, responsibility for the power products business line has been moved to Delphi’s Automotive Holdings Group and it is considered a non-core product line. The Company intends to sell or wind-down non-core product lines and manufacturing sites. These product lines and manufacturing sites were not classified as held for sale in the current period as the court approval process required by the Bankruptcy Code is not complete and other held for sale criteria of SFAS No. 144 (“SFAS No. 144”), “Accounting for the impairment or Disposal of Long-Lived Assets,” were not met as of December 31, 2006.

Also on March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits. A hearing on the section 1113 and 1114 motion commenced in May 2006 and continued into June. Since that time, the hearing on the 1113 and 1114 motion has been adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the section 1113 and 1114 motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of either the Equity Purchase and Commitment Agreement (“EPCA”) entered into on January 18, 2007 or the Plan Framework Support Agreement entered into on December 18, 2006 and amendment and supplement thereto entered into on January 18, 2007 (collectively, the “PSA”) both described in further detail below, to set a hearing date on the motion as may be then requested by the Debtors. Representatives of certain unions whose labor agreements are subject to the motion, including the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Industrial Division of the Communication Workers of America, AFL-CIO, CLC (“IUE-CWA”), have indicated that they received strike authorization and may call for a strike in the event that certain of the Debtors’ labor agreements are rejected pursuant to the Debtors’ pending motion. Discussions with the Debtors’ stakeholders, including the unions and GM, are ongoing; the goal of which is to reach a consensual resolution, but the parties have not yet reached comprehensive agreements.

Also on March 31, 2006, the Debtors filed a motion with the Court seeking authority to reject certain customer contracts with GM under section 365 of the Bankruptcy Code. The initial GM contract rejection motion covers approximately half of the North American annual purchase volume revenue from GM. The hearing on the motion was scheduled to commence on September 28, 2006, but was adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Court with updates regarding the status of negotiations to consensually resolve the motion. Further proceedings on the motion are currently suspended until further order of the Court, provided, however, that the Court will promptly conduct a chambers conference within five business days of the termination of the EPCA or the PSA to determine an appropriate schedule with respect to any hearing on the motion, as may then be requested by the Debtors. On March 31, 2006, the Company also delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006. To date, the Company has not unilaterally revised the terms and conditions on which it has been providing interim supply of parts to GM in connection with the expired contracts or filed additional contract rejection motions. As with our labor unions, Delphi remains committed to reaching consensual resolution with GM on this and several issues pertaining to the Company’s transformation plan.

As part of a comprehensive restructuring plan to improve overall competitiveness, the Debtors recognize the need to reduce selling, general and administrative costs, both to size these costs with the rationalized product portfolio and to increase overall competitiveness. This includes realigning certain salaried benefit programs. In addition, once the Debtors emerge from chapter 11, as part of the transformation plan, the Debtors will need to fund their U.S. defined benefit pension plans. The Debtors have identified cost saving opportunities along with the planned portfolio and product rationalizations and expect to reduce their salaried workforce using existing salaried separation pay programs and by taking advantage of attrition. In addition, in order to retain existing U.S. defined benefit pension plans for both hourly and salaried workers, the Debtors’ and Delphi’s Board of Directors are considering freezing those plans and adopting or modifying existing defined contribution plans to include flexibility for both direct Company contributions and Company-matching employee contributions. At the same time, salaried health care plans have been restructured to implement increased employee cost sharing.

There can be no assurances, however, that the Debtors will be successful in achieving their objectives. The Debtors’ ability to achieve their objectives is conditioned, in most instances, on the approval of the Court, and the support of their stakeholders, including GM, and the Debtors’ labor unions. The cost related to the transformation plan will be recognized in the Company’s consolidated financial statements as elements of the plan are finalized in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” SFAS No. 112 “Employers’ Accounting for Postretirement Benefits,” SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” as applicable. Costs recorded in 2006 related to the transformation plan include U.S. employee special attrition program charges of $2,955 million (see Note 16. U.S. Employee Special Attrition Programs), impairments of long-lived assets of $215 million (see Note 9. Property, Net) and employee termination benefits and other exit costs of $44 million related to the Automotive Holdings Group and Steering segments.

Under section 362 of the Bankruptcy Code, actions to collect most of the Debtors’ prepetition liabilities, including payments owing to vendors in respect of goods furnished and services provided prior to the Petition Date, are automatically stayed and other contractual obligations of the Debtors generally may not be enforced. Shortly after the Petition Date, the Debtors began notifying all known actual or potential creditors of the

Debtors for the purpose of identifying all prepetition claims against the Debtors. The Chapter 11 Filings triggered defaults on substantially all debt obligations of the Debtors. The stay provisions of section 362 of the Bankruptcy Code, however, also apply to actions to collect prepetition indebtedness or to exercise control over the property of the Debtors’ estate in respect of such defaults. The rights of and ultimate payments by the Debtors under prepetition obligations will be addressed in any plan of reorganization and may be substantially altered. This could result in unsecured claims being compromised at less, and possibly substantially less, than 100% of their face value. For additional information, refer to Note 13. Liabilities Subject to Compromise.

Section 365 of the Bankruptcy Code permits the Debtors to assume, assume and assign, or reject certain prepetition executory contracts (including unexpired leases), subject to the approval of the Court and certain other conditions. Rejection constitutes a court-authorized breach of the contract in question and, subject to certain exceptions, relieves the Debtors of future obligations under such contract but creates a deemed prepetition claim for damages caused by such breach or rejection. Parties whose contracts are rejected may file claims against the rejecting Debtor for damages. Generally, the assumption, or assumption and assignment, of an executory contract requires the Debtors to cure all prior defaults under such executory contract and to provide adequate assurance of future performance. In this regard, Delphi expects that additional liabilities subject to compromise and resolution in the chapter 11 cases may arise as a result of damage claims created by the Debtors’ rejection of executory contracts. Conversely, Delphi would expect that the assumption of certain executory contracts may convert existing liabilities shown as subject to compromise to liabilities not subject to compromise. Due to the uncertain nature of many of the potential claims, Delphi is unable to project the magnitude of such claims with any degree of certainty at this time.

On December 18, 2006, Delphi entered into the PSA with Cerberus Capital Management, L.P. (“Cerberus”), Appaloosa Management L.P. (“Appaloosa”), Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill”), UBS Securities LLC (“UBS”) and GM, which outlines a framework plan of reorganization, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues and the corporate governance of reorganized Delphi. The PSA, as well as the economics and structure of the plan framework itself, is expressly conditioned on reaching consensual agreements with Delphi’s U.S. labor unions and GM. In addition, the PSA describes plan terms related to the terms of the preferred stock to be issued under the plan, the establishment of a joint claims oversight committee, certain corporate governance provisions, and certain conditions precedent to plan effectiveness. On January 12, 2007, the Bankruptcy Court granted Delphi’s motion seeking authority to enter into the PSA and further authorized Delphi to accept an investment proposal from affiliates of Cerberus, Appaloosa and Harbinger (the “Investor Affiliates”), as well as Merrill and UBS (together with the Investor Affiliates and Merrill, the “Plan Investors”), under the terms of the EPCA, pursuant to which the Plan Investors would invest up to $3.4 billion in reorganized Delphi. The EPCA was entered into on January 18, 2007, and amended the same day.

Under the terms and subject to the conditions of the EPCA, the Plan Investors will commit to purchase $1.2 billion of convertible preferred stock and approximately $200 million of common stock in the reorganized Company. The Plan Investors have also agreed to back-stop the rights offering described in the EPCA, the completion of which is a condition to the consummation of the transactions described in the EPCA and Delphi’s emergence from reorganization. Pursuant to the rights offering Delphi will distribute certain rights to its existing shareholders to acquire new common stock in the reorganized Company subject to the effectiveness of a registration statement to be filed with the SEC, approval of the Court and satisfaction of other terms and conditions set forth in the EPCA. The rights, which would be transferable by the original eligible holders, would permit holders to purchase their pro rata share of new common stock in the reorganized Company at a discount to the anticipated reorganization business enterprise value of the Company. Under the terms of the EPCA, the Plan Investors will commit to purchase the number of shares that are offered, but not exercised, through the rights offering to eligible holders. In the event no other shareholders exercise the rights, the Plan Investors would purchase all of the unsubscribed shares for an amount no greater than approximately $2.0 billion. Altogether, the Plan Investors could invest up to $3.4 billion in the reorganized company.

In addition, the Plan Investors’ commitments under the EPCA are subject to the completion of due diligence to the satisfaction of the Plan Investors in their sole discretion, satisfaction or waiver of numerous other conditions, including Delphi’s achievement of consensual agreements with its U.S. labor unions and GM that are acceptable to an affiliate of Cerberus and an affiliate of Appaloosa in their sole discretion, and the non-exercise by either Delphi or the Plan Investors of certain termination rights, all of which are more fully described in the EPCA. The EPCA may also be terminated by the Company or the Plan Investors prior to the consummation of the transactions contemplated by the EPCA upon the occurrence of certain events set forth in the EPCA. One of those events has occurred given that the Company and its subsidiaries did not on or prior to January 31, 2007 enter into: (a) tentative labor agreements between the Company and its applicable subsidiaries, on the one hand, and each of the UAW, the IUE-CWA and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO/CLC, on the other hand; or (b) a settlement agreement with GM. As a result, an affiliate of Cerberus, an affiliate of Appaloosa or the Company may terminate the EPCA by giving notice on or before February 28, 2007. If neither the Plan Investors nor the Company gives notice terminating the EPCA on or before February 28, 2007, in the event of certain terminations of the EPCA pursuant to the terms thereof, the Company may be obligated to pay the Plan Investors $100 million in connection with an alternative investment transaction as described in the immediately following paragraph.

In exchange for the Plan Investors’ commitment to purchase approximately $200 million of common stock and the unsubscribed shares in the rights offering, Delphi will pay a commitment fee of $55 million and certain transaction expenses. In exchange for the Plan Investors’ commitment to purchase $1.2 billion of convertible preferred stock, Delphi will pay a commitment fee of $21 million. The commitment fees are payable in installments, with the first $10 million payable upon expiration or earlier waiver by the Plan Investors of their due diligence termination right set forth in the EPCA or an expiration of its terms, an additional $28 million payable when the Plan Investors approve a settlement of certain claims asserted by or against GM in the Company’s reorganization cases, and the remaining $38 million payable upon the Court’s approval of the Company’s disclosure statement for a plan of reorganization as outlined in the PSA (the “Disclosure Statement Approval Date”). The Company is required to pay the Plan Investors $100 million if (a) the EPCA is terminated as a result of the Company’s agreeing to pursue an alternative investment transaction with a third party or (b) either the Company’s Board of Directors withdraws its recommendation of the transaction or the Company willfully breaches the EPCA, and within the next twenty four months thereafter, the Company then agrees to an alternative investment transaction. The Company also has agreed to pay out-of-pocket costs and expenses reasonably incurred by the Plan Investors or their affiliates subject to certain terms, conditions and limitations set forth in the EPCA. In no event, however, shall the Company’s aggregate liability under the EPCA, including any liability for willful breach, exceed $100 million on or prior to the Disclosure Statement Approval Date, or $250 million thereafter.

The EPCA and the PSA also include certain corporate governance provisions for the reorganized Delphi. The reorganized Delphi would be governed by a 12 member Board of Directors, two of whom would be an Executive Chairman and a Chief Executive Officer (“CEO”) and President. As part of the new corporate governance structure, the current Delphi board of directors along with the Plan Investors both anticipate and agree that Rodney O’Neal would continue as CEO and president of the reorganized Delphi.

In addition, the EPCA provides that a five member selection committee, consisting of Delphi’s Board of Director lead independent director, John Opie, a representative of each of Delphi’s two statutory committees, and a representative of each of Delphi’s two lead Plan Investors — Cerberus and Appaloosa — would select the company’s post-emergence Executive Chairman as well as four independent directors (one of whom may be from Delphi’s current board of directors). Cerberus and Appaloosa must both concur in the selection of the Executive Chairman, but do not vote on the four independent directors. In addition, Cerberus and Appaloosa will each appoint three of the remaining six members of the new board of directors. The new board of directors must satisfy all applicable SEC and exchange independence requirements. Executive compensation for the reorganized company must be on market terms, must be reasonably acceptable to the Plan Investors, and the overall executive compensation plan design must be described in the Company’s disclosure statement and incorporated into the plan of reorganization.

The parties to the PSA acknowledge that Delphi and GM presently intend to pursue agreements, to be documented in Delphi’s reorganization plan, the order confirming the reorganization plan and/or the documents related to Delphi’s settlement with GM, as applicable, concerning, among other matters: (a) triggering of the GM guarantees with respect to certain benefit obligations that Delphi has to certain of its unionized workers; (b) assumption by GM of certain postretirement health and life insurance obligations for certain Delphi hourly employees; (c) funding of Delphi’s underfunded pension obligations, including by the transfer to the GM Hourly-Rate Employees Pension Plan, pursuant to a transaction governed by Section 414(l) of the Internal Revenue Code of 1986, as amended, of certain of Delphi’s pension obligations in exchange for a note to be paid in full in cash within ten days following the effective date of the Plan; (d) provision of flowback opportunities at certain GM facilities for certain Delphi employees; (e) GM’s payment of certain retirement incentives and buyout costs under current or certain future attrition programs for Delphi employees; (f) GM’s payment of mutually negotiated buy-downs; (g) GM’s payment of certain labor costs for Delphi employees; (h) a revenue plan governing certain other aspects of the commercial relationship between Delphi and GM; (i) the wind-down of certain Delphi facilities and the sales of certain Delphi business lines and sites; (j) Delphi’s support for GM’s efforts to re-source products purchased by GM; (k) licensing of Delphi’s intellectual property to GM or for its benefit; (l) treatment of the environmental matters agreement between Delphi and GM; (m) treatment of normal course items, such as warranty, recall and product liability obligations; and (n) treatment of all other executory contracts between Delphi and GM. The parties to the PSA agreed to negotiate in good faith all of the documents and transactions described above, however, the parties to the PSA acknowledged that no party has any obligation to enter into any such documents or consummate any such transactions.

The plan framework described in the PSA, which is predicated in part upon Delphi’s business plan and resolution of the GM issues, outlines the potential recoveries to Delphi’s stakeholders:

•	All senior secured debt would be refinanced and paid in full and all allowed administrative and priority claims would be paid in full.

•	Trade and other unsecured claims and unsecured funded debt claims would be satisfied in full with $810 million of common stock (18 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and the balance in cash. The framework requires that the amount of allowed trade and unsecured claims (other than funded debt claims) not exceed $1.7 billion, excluding all allowed accrued postpetition interest thereon, and that the amount of cash and common stock distributed will be reduced proportionately by the amount that allowed trade and other unsecured claims are less than $1.7 billion.

•	In exchange for GM’s financial contribution to Delphi’s transformation plan, and in satisfaction of GM’s claims against Delphi, GM would receive 7 million of a total of 135.3 million shares of common stock in the reorganized Delphi, $2.63 billion in cash, and an unconditional release of any alleged estate claims against GM. In addition, as with other customers, certain GM claims would flow through the chapter 11 cases and be satisfied by the reorganized company in the ordinary course of business.

•	All subordinated debt claims would be allowed and satisfied with $450 million of common stock (10 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share and the balance in cash.

•	Holders of existing equity securities in Delphi would receive $135 million of common stock (3 million out of a total of 135.3 million shares) in the reorganized Delphi, at a deemed value of $45 per share, and rights to purchase 56.7 million shares of common stock in the reorganized Delphi for $1.984 billion at a deemed exercise price of $35 per share (subject to the rights offering becoming effective and other conditions).

•	The PSA also reaffirms Delphi’s earlier commitment to the preservation of the vested benefits of the salaried and hourly defined benefit pension plans and will include an arrangement to fund approximately $3.5 billion of pension obligations. Between $1.5 billion and $2.0 billion of this amount may be satisfied through GM taking an assignment of Delphi’s net pension obligations under applicable federal law. GM will receive a note in the amount of such assignment on market terms that will be paid in full within ten days following the effective date of the reorganization plan. Through this funding, Delphi will make up required contributions to the pension plans that were not made in full during the chapter 11 cases.

The PSA will be terminated if the EPCA is terminated. In addition, after April 1, 2007, any party to the PSA can terminate the PSA for any reason or no reason by delivering a notice of termination to the other parties to the PSA; provided, however, that neither Delphi nor the Plan Investors can exercise such right after the Court approves Delphi’s disclosure statement with respect to the plan of reorganization. Nevertheless, Delphi believes that the agreements that are the basis for the PSA provide Delphi with a platform to complete the transactions contemplated therein and promptly conclude these chapter 11 cases.

The financial statements of the Debtors are presented as follows:

Basis of Presentation

Condensed Combined Debtors-in-Possession Financial Statements — The financial statements contained within this note represent the condensed combined financial statements for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in these financial statements and as such their net income is included as “Equity income (loss) from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.

Intercompany Transactions — Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions between the Debtors and non-Debtor affiliates have not been eliminated in the Debtors’ financial statements. Therefore, reorganization items, net included in the Debtors Statement of Operations, liabilities subject to compromise included in the Debtors Balance Sheet, and reorganization items and payments for reorganization items, net included in the Debtors Statement of Cash Flows are different than Delphi Corporation’s consolidated financial statements.

CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	Year Ended	October 8, 2005 to
	December 31, 2006	December 31, 2005
	(in millions)

Net sales:
General Motors and affiliates	$9,915	$2,482
Other customers	6,651	1,717
Affiliate non-Debtor affiliates	604	131

Total net sales	17,170	4,330

Operating expenses:
Cost of sales, excluding items listed below	17,528	4,238
U.S. employee special attrition program charges	2,955	—
Depreciation and amortization	660	178
Long-lived asset impairment charges	145	96
Goodwill impairment charges	—	140
Selling, general and administrative	1,083	259

Total operating expenses	22,371	4,911

Operating loss	(5,201)	(581)
Interest expense (contractual interest expense for the year ended December 31, 2006 and the period October 8 to December 31, 2005 was $526 million and $118 million, respectively)	(378)	(80)
Other (expense) income, net	(11)	8

Loss before reorganization items, income tax benefit, equity income, and cumulative effect of accounting change	(5,590)	(653)
Reorganization items, net	(70)	1

Loss before income tax benefit, equity income, and cumulative effect of accounting change	(5,660)	(652)
Income tax (expense) benefit	(1)	30

Loss before equity income, and cumulative effect of accounting change	(5,661)	(622)
Equity income from non-consolidated affiliates, net of tax	40	24
Equity income (loss) from non-Debtor affiliates, net of tax	154	(213)

Loss before cumulative effect of accounting change	(5,467)	(811)
Cumulative effect of accounting change	3	(15)

Net loss	$(5,464)	$(826)

CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	December 31,
	2006	2005
	(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$376	$1,361
Restricted cash	107	—
Accounts receivable, net:
General Motors and affiliates	1,739	1,654
Other third parties	906	1,428
Non-Debtor affiliates	328	287
Notes receivable from non-Debtor affiliates	346	349
Inventories, net:
Productive material, work-in-process and supplies	938	820
Finished goods	263	286
Other current assets	290	354

Total current assets	5,293	6,539
Long-term assets:
Property, net	2,240	2,743
Investments in affiliates	366	356
Investments in non-Debtor affiliates	3,273	3,131
Goodwill	152	139
Other intangible assets, net	36	42
Pension intangible assets	—	871
Other	344	319

Total long-term assets	6,411	7,601

Total assets	$11,704	$14,140

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Notes payable and secured debt in default	$2,492	$2,519
Debtor-in-possession financing	250	—
Accounts payable	1,108	1,027
Accounts payable to non-Debtor affiliates	434	486
Accrued liabilities	1,250	410

Total current liabilities	5,534	4,442
Debtor-in-possession financing	—	250
Employee benefit plan obligations and other	737	550

Total long-term liabilities	737	800

Liabilities subject to compromise	17,488	15,143

Total liabilities	23,759	20,385

Stockholders’ deficit:
Total stockholders’ deficit	(12,055)	(6,245)

Total liabilities and stockholders’ deficit	$11,704	$14,140

CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. subsidiaries, excluded from consolidated Debtor group)

	Year Ended	October 8, 2005
	December 31,	to December 31,
	2006	2005
	(in millions)

Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(572)	$657

Cash flows from investing activities:
Capital expenditures	(288)	(90)
Proceeds from sale of property	23	1
Increase in restricted cash	(102)	—
Other, net	(7)	(33)

Net cash used in investing activities	(374)	(122)

Cash flows from financing activities:
Proceeds from debtor-in-possession facility, net	—	218
Proceeds from prepetition secured revolving credit facility, net	2	1
(Repayments) proceeds under cash overdraft	(29)	29
Repayments of borrowings under other debt agreements	(12)	(2)

Net cash (used in) provided by financing activities	(39)	246

(Decrease) increase in cash and cash equivalents	(985)	781
Cash and cash equivalents at beginning of period	1,361	580

Cash and cash equivalents at end of period	$376	$1,361

3. REORGANIZATION ITEMS

SOP 90-7 requires reorganization items such as revenues, expenses such as professional fees directly related to the process of reorganizing the Debtors under chapter 11 of the Bankruptcy Code, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business to be separately disclosed. Delphi’s reorganization items consist of the following:

	Year Ended	October 8, 2005
	December 31,	to December 31,
	2006	2005
	(in millions)

Professional fees directly related to reorganization	$150	$28
Interest income	(55)	(11)
Gain on settlement of prepetition liabilities	(3)	(8)
Other	—	(6)

Total Reorganization Items	$92	$3

In 2006 and from October 8 to December 31, 2005, reorganization items resulted in approximately $64 million and $6 million, respectively, of cash received entirely related to interest income. Cash paid for professional fees was approximately $122 million during 2006 and was not significant during 2005. Professional fees directly related to the reorganization include fees associated with advisors to the Debtors, unsecured creditors, secured creditors and unions.

4. WEIGHTED AVERAGE SHARES AND DIVIDENDS

Basic and diluted loss per share amounts were computed using weighted average shares outstanding for each respective period. As Delphi incurred losses in 2006, 2005, and 2004 the effect of potentially dilutive securities has been excluded from the calculation of loss per share as inclusion would have had an anti-dilutive effect.

Actual weighted average shares outstanding used in calculating basic and diluted loss per share were:

	2006	2005	2004
	(in thousands)

Weighted average basic and diluted shares outstanding	561,782	560,045	560,905

Securities excluded from the computation of diluted loss per share because inclusion would have had an anti-dilutive effect:

	2006	2005	2004
	(in thousands)

Anti-dilutive securities	75,848	84,808	91,115

On September 8, 2005, the Board of Directors announced the elimination of Delphi’s quarterly dividend on Delphi common stock. In addition, the Refinanced DIP Credit Facility and the Amended DIP Credit Facility include a negative covenant, which prohibit the payment of dividends by the Company. The Company does not expect to pay dividends prior to emergence.

5. EMPLOYEE AND PRODUCT LINE LIABILITY

In the fourth quarter of 2004, Delphi recorded charges primarily related to the recoverability of certain of Delphi’s U.S. legacy plant and employee cost structure. Included in these charges were postemployment obligations and other exit costs. The employee charges were principally necessitated by the substantial decline during the second half of 2004 in Delphi’s U.S. profitability, especially at impaired sites, combined with the budget business plan outlook for such sites and product lines. The postemployment obligations include estimated costs for other than temporarily idled employees, primarily at U.S. sites being consolidated, throughout the duration of their contractual employment. In the third quarter of 2005, the accrued liabilities for postemployment obligations included in the employee and product line liability were transferred to the postemployement benefits liability included in accrued liabilities and other long-term liabilities in the accompanying consolidated balance sheet (Refer to Note 11. Liabilities).

During 2004, Delphi achieved the restructuring plans approved by its Board of Directors in the third quarter of 2003 to reduce its hourly and salaried workforce by approximately 9,675 employees. These plans entailed workforce reductions through a variety of methods including regular attrition and retirements, and voluntary and involuntary separations, as applicable. Under certain elements of the plans, the UAW hourly employees may return (“flowback”) to GM. As required under U.S. GAAP, Delphi records the costs associated with the flowback to GM as the employees accept the offer to exit Delphi. In conjunction with such plans, Delphi recorded charges for employee costs of $86 million in 2004, which is included in cost of sales. No charges were recorded in conjunction with these plans during 2006 and 2005. Total charges of approximately $746 million (pre-tax) were recorded related to these initiatives during 2003 and 2004.

The following is a summary of the activity in the employee and product line liability related to the above plans:

Employee and Product Line Liability	Employee Costs	Exit Costs	Total
	(in millions)

Balance at January 1, 2004	$246	$5	$251
Charges during 2004	180	14	194	(a)
Usage during 2004	(302)	(1)	(303	)(b)
Less: reversal of 2003 charges	—	(2)	(2)

Balance at December 31, 2004	$124	$16	$140

Usage during 2005	(59)	(5)	(64)
Transfer to postemployment benefits	(61)	—	(61	)(c)

Balance at December 31, 2005	$4	$11	$15

Usage during 2006	—	(1)	(1)

Balance at December 31, 2006	$4	$10	$14	(d)

(a)	Amount includes $81 million of contractual postemployment liabilities associated with other than temporarily idled employees recorded in the fourth quarter of 2004. In 2005, the remaining balance from these liabilities was transferred to accrued liabilities and other long-term liabilities in the accompanying consolidated balance sheet see note (e) below.

(b)	The $303 million of usage in 2004 includes $7 million of non-cash special termination pension and postretirement benefits for the year ended December 31, 2004.

(c)	$61 million of contractual postemployment liabilities associated with other than temporarily idled employees transferred from employee and product line liability to the postemployment benefits liability included accrued liabilities and other long-term liabilities in the accompanying consolidated balance sheet (Refer to Note 11. Liabilities).

(d)	Included in liabilities subject to compromise in the accompanying consolidated balance sheet.

During 2005 and 2004, Delphi paid $64 million and $296 million, respectively, related to employee and product line restructuring plans announced in the third quarter of 2003 and in the fourth quarter of 2004, as shown on its consolidated statement of cash flows. The remainder of the $14 million employee and product line liability balance shown in the table may be subject to compromise or other treatment under the Debtors plan of reorganization.

6. ACQUISITIONS AND DIVESTITURES

Global Battery Product Line Sale

On June 30, 2005, Delphi reached final agreement to sell its global battery product line, with the exception of two U.S. operations, to Johnson Controls Inc. (“JCI”) for approximately $203 million. The transaction, comprised of net assets totaling approximately $171 million, including approximately $8 million of cash, closed July 1, 2005. On September 29, 2005, a final purchase price adjustment was agreed to by JCI and Delphi and as a result, JCI paid additional proceeds of approximately $12 million to Delphi. In connection with the transaction, Delphi entered into a contract manufacturing supply arrangement, becoming a Tier II supplier to JCI, and began supplying batteries from its two U.S. plants to JCI for a transition period ending on or before November 30, 2007. The receipt of the $215 million cash purchase price was not contingent upon completion of future events.

The business sold generated approximately $463 million annually in consolidated revenues. Delphi recognized a gain on the sale of the battery business of $44 million in 2005. In addition, valuation adjustments of $24 million were recorded, reducing the carrying value of the retained assets of the battery product line. Of the $24 million, $4 million was recorded in cost of sales, $2 million was recorded in selling, general and administrative, and $18 million was recorded in depreciation and amortization expense.

In conjunction with the sale of its battery business, Delphi entered into an agreement with GM, its principal battery customer, under which Delphi could receive up to $30 million through 2008 if certain performance criteria are met. Delphi received $11 million in cash in 2005 related to this agreement, approximately $7 million of which was recognized as a reduction of cost of sales and the remaining approximately $4 million which was recorded as deferred income as it relates to price reductions over the next three years.

Delphi’s 2005 sale to JCI of its global battery product line, with the exception of two U.S. operations, contemplated a future possible transfer of certain of the operating assets of Delphi’s New Brunswick, New Jersey manufacturing facility (the “New Brunswick Facility”), which was one of the remaining U.S. plants supplying batteries to JCI under a manufacturing supply agreement. In connection with the anticipated transfer of its New Brunswick operations to JCI, on May 25, 2006, Delphi entered into an agreement with the IUE-CWA and its Local 416, which included an attrition plan with respect to the hourly employees of the New Brunswick Facility (the “Attrition Plan”). On August 1, 2006, Delphi sold JCI certain assets related to the New Brunswick Facility free and clear of liens, claims, and encumbrances in exchange for JCI’s payment to Delphi of $1 plus approximately $4 million for certain inventory, and Delphi implemented the Attrition Plan. Pursuant to the May 2006 agreement, Delphi agreed to the continuation and transition of supply of battery products to JCI from Delphi’s remaining U.S. battery manufacturing facility located in Fitzgerald, Georgia (“Fitzgerald”) pursuant to a component supply agreement entered into in connection with the initial sale in 2005. The sale of the New Brunswick Facility resulted in a loss of approximately $1 million, which was recorded in cost of sales. JCI paid Delphi approximately $13 million to reimburse Delphi for a significant portion of the amounts to be spent under the Attrition Plan, which was recorded as a reduction to U.S. employee special attrition program charges.

In August 2006, Delphi received approximately $10 million related to the 2005 agreement between Delphi and GM, $6 million was recognized as a reduction of costs, with approximately $4 million recorded as a reduction of cost of sales and approximately $2 million recorded as a reduction to U.S. employee special attrition program charges. Approximately $4 million was recorded as deferred income as it relates to price reductions over the next two years. Delphi anticipates receiving continued economic support from GM related to future price reductions on batteries produced at Fitzgerald and the transition of battery supply from Fitzgerald to JCI.

The results of operations as well as the gain on sale of Delphi’s global battery product line was not significant to the consolidated financial statements in any period presented.

Other Acquisitions and Divestitures

In the second quarter 2006, Delphi’s Thermal Systems division made an additional investment in Shanghai Delphi Automotive Air Conditioning Co. (“SDAAC”) for approximately $14 million, which increased its equity ownership interest in SDAAC from 34 percent to 50 percent. SDAAC’s annual revenues for 2005 were approximately $133 million. In the third quarter of 2006 Delphi obtained a controlling management interest in SDAAC and began consolidating the entity. Prior to obtaining a controlling management interest, the entity was accounted for using the equity method.

Also in the third quarter of 2006, Delphi’s Electronics and Safety division sold certain of its assets in MobileAria, a consolidated entity, which resulted in a gain of $7 million which has been recognized as a reduction of cost of sales.

7. ASSET SECURITIZATIONS

U.S. Program

Prior to the initial Chapter 11 Filings, Delphi maintained a revolving accounts receivable securitization program in the U.S. (“U.S. Facility Program”). The U.S. Facility Program was terminated as a result of the initial Chapter 11 Filings on October 8, 2005. The U.S. Facility Program had been amended in March 2005 to allow Delphi to maintain effective control over the receivables such that effective March 2005, this program, which was previously accounted for as the sale of receivables, was accounted for as a secured borrowing. The U.S. Facility Program had a borrowing limit of $730 million prior to the Chapter 11 Filings.

European Program

The Chapter 11 Filings triggered early termination events under the European accounts receivables securitization program (the “European Program”). On October 28, 2005, Delphi and the institutions sponsoring the European Program entered into a preliminary agreement, which was finalized on November 18, 2005 (the “Agreement”), permitting continued use of the European Program despite the occurrence of early termination events. The early termination events included Delphi’s failure to satisfy the consolidated leverage ratio at September 30, 2005 and defaults related to its voluntary filing for reorganization relief under the Bankruptcy Code. The Agreement allows for continued use of the European Program and incorporates amendments resulting from the Agreement, including revised financial covenants and pricing. The program was extended on December 21, 2006 with a revised expiration date of December 20, 2007. The renewed program has an availability of €178 million ($234 million at December 31, 2006 currency exchange rates) and £12 million ($24 million at December 31, 2006 currency exchange rates).

Accounts receivable transferred under this program are accounted for as short-term debt. As of December 31, 2006 and 2005, outstanding borrowings under this program were approximately $122 million and $149 million, respectively.

8. INCOME TAXES

Loss before income taxes, minority interest, equity income, and cumulative effect of accounting change for U.S. and non-U.S. operations was as follows:

	Year Ended December 31,
	2006	2005	2004
	(in millions)

U.S. loss	$(5,697)	$(2,538)	$(1,450)
Non-U.S. income	315	49	681

Subtotal before impact of minority interest and cumulative effect of accounting change	(5,382)	(2,489)	(769)
Cumulative effect of an accounting change	(3)	17	—
Minority interest, primarily non-U.S.	44	30	47

Total	$(5,341)	$(2,442)	$(722)

The provision (benefit) for income taxes is comprised of:

	Year Ended December 31,
	2006	2005	2004
	(in millions)

Current income tax (benefit) expense, net U.S. federal	$—	$(67)	$(277)
Non-U.S.	130	85	132
U.S. state and local	(17)	—	(5)

Total current income tax expense (benefit)	113	18	(150)
Deferred income tax (benefit) expense, net U.S. federal	(2)	(11)	4,051
Non-U.S.	18	(66)	38
U.S. state and local	—	—	197

Total deferred income tax expense (benefit)	16	(77)	4,286
Investment tax credits	(1)	(2)	(1)

Subtotal before impact of minority interest	128	(61)	4,135
Income tax provision related to minority interest	8	6	8

Income tax expense (benefit)	$136	$(55)	$4,143

Cash paid for income taxes, primarily non-U.S., was $159 million, $113 million and $119 million in 2006, 2005 and 2004, respectively.

A reconciliation of the provision (benefit) for income taxes compared with the amounts at the U.S. federal statutory rate was:

	Year Ended December 31,
	2006	2005	2004
	(in millions)

Tax at U.S. federal statutory income tax rate	$(1,868)	$(881)	$(269)
U.S. state and local income taxes	(53)	—	(9)
Impact of change in state and local effective rate	—	—	37
Non-U.S. income taxed at other rates	(147)	(22)	(69)
Change in valuation allowance	2,284	938	4,677
Research and experimentation credits, gross	(48)	(49)	(57)
Other tax credit and deduction carryforwards	(1)	—	(30)
Provision-to-return adjustments	(53)	—	(23)
Various nondeductible expenses	11	10	12
U.S. tax on unremitted earnings of non-U.S. subsidiaries	15	36	76
Residual tax on non-U.S. earnings remitted from joint ventures	—	5	5
U.S. tax on non-U.S. located branches	—	1	1
Employee stock option plan payments	—	(2)	(4)
Professional bankruptcy fees	42	—	—
Reversal of income tax reserves due to completion of pre-spin tax audits	—	(12)	(165)
Reversal of income tax reserves due to completion of U.S. federal income tax audits for post-Separation 1999 and 2000	—	—	(12)
Other changes in tax reserves (1)	(26)	(14)	(20)
Medicare reimbursement	(23)	(30)	(22)
Unrealized gains/losses included in other comprehensive income	—	(42)	12
Other adjustments	(5)	1	(5)

Subtotal before impact of minority interest	128	(61)	4,135
Minority interest	8	6	8

Total income tax provision (benefit)	$136	$(55)	$4,143

(1)	The reduction in the 2006 tax reserves relates primarily to the anticipated resolution of certain state tax matters.

Delphi accounts for income taxes and the related accounts under the liability method. Deferred income tax assets and liabilities for 2006 and 2005 reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the bases of such assets and liabilities as measured by tax laws. Significant components of Delphi’s deferred tax assets and liabilities are as follows:

	December 31,
	2006		2005
	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities
	(in millions)

Other postretirement benefits	$3,701	$—	$2,812	$—
Pension benefits	1,548	—	1,031	1
Other employee benefits	524	5	302	22
Depreciation	100	222	282	313
Tax on unremitted profits	—	64	—	36
Net operating loss carryforwards	641	—	272	—
General business credit carryforwards	393	—	344	—
R&D capitalization	1,541	—	1,083	—
Other U.S.	442	87	322	145
Other non-U.S.	329	232	125	71

Total	9,219	610	6,573	588
Valuation allowances	(8,471)	—	(5,891)	—

Total deferred taxes	$748	$610	$682	$588

Delphi has deferred tax assets for net operating loss (“NOL”) carryforwards of $641 million, net of a valuation allowance of $605 million. This amount relates to U.S. and non-U.S. tax jurisdictions with expiration dates ranging from one year to indefinite. Delphi has elected with respect to 2005 and certain prior years, and expects to elect when it files its 2006 U.S. consolidated tax return, to capitalize U.S. research and development (“R&D”) expenditures for tax purposes. The effect of this capitalization is to substantially reduce the deferred tax asset with respect to U.S. NOL carryforwards and to create a deferred tax asset for capitalized R&D expenditures, which will be amortized and deducted over a period of ten years, beginning in the year of capitalization. Delphi has recorded a deferred tax asset of $393 million, subject to a full valuation allowance, for the general business credit carryforwards, which expire in 2019 through 2026.

Dividends from non-U.S. affiliates remitted during 2005 were approximately $1.3 billion, plus gross-up for associated foreign tax credits of approximately $0.5 billion. As discussed above, in order to avoid creating potentially unusable foreign tax credit carryforwards, Delphi capitalized R&D expenditures pursuant to Section 59(e) of the Internal Revenue Code, thus reducing net operating losses and permitting current use of foreign tax credits to offset tax on the dividend income.

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss or credit carryforwards. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Due to Delphi’s recent history of U.S. losses, in 2004 Delphi determined that it could no longer support realization of such amounts under SFAS No. 109, “Accounting for Income Taxes.”

Accordingly, Delphi recorded a valuation allowance on the U.S. deferred tax assets of $4,731 million as of December 31, 2004, an additional $893 million and $2,396 million as of as of December 31, 2005 and 2006, respectively. Delphi continues to maintain the underlying tax benefits to offset future taxable income and to monitor the need for a valuation allowance based on the profitability of its U.S. operations.

Due to continued losses in Spain, Portugal, Romania and France, in 2006, Delphi determined that it was no longer more likely than not that the deferred tax assets in these jurisdictions will be realized, and accordingly, Delphi recorded a valuation allowance of $40 million. Other increases in valuation allowances for

non-U.S. net deferred tax assets, were recorded in the amount of $144 million and $51 million for the years ended December 31, 2006 and 2005, respectively. The change in the valuation allowances are follows:

2006
(in millions)

Balance at January 1,	$5,891
Net additions:
United States
U.S. tax provision	2,263
Changes in OCI taxes	133
Europe	184

Balance at December 31,	$8,471

Provisions are made for estimated U.S. and non-U.S. income taxes, less available tax credits and deductions, which may be incurred on the remittance of Delphi’s share of subsidiaries’ undistributed cumulative earnings that are not deemed to be indefinitely reinvested. U.S. income taxes have not been provided on approximately $1.4 billion of cumulative undistributed earnings of non-U.S. subsidiaries as of December 31, 2006, as such amounts are deemed to be indefinitely reinvested. It is not practicable to calculate the unrecognized tax provision on these earnings to the extent not indefinitely reinvested.

In addition, Delphi currently experiences tax credits and holidays in various non-U.S. jurisdictions with expiration dates from 2006 through indefinite. The income tax benefits attributable to these tax credits and holidays are approximately $17 million ($0.03 per share) for 2006, $26 million ($0.05 per share) for 2005 and $47 million ($0.08 per share) for 2004.

Delphi provides accruals for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. Annual tax provisions include amounts that may result from examination of prior year non-U.S., U.S., state and local tax returns, as well as customs audits. Delphi has open tax years from primarily 2000 — 2006 with various significant taxing jurisdictions including the U.S., Mexico, Germany, France and Brazil. These open years contain matters that could be subject to differing interpretations of applicable tax law and regulations as they relate to the amount, timing or inclusion of revenue and expense or the sustainability of income tax credits for a given audit cycle. Delphi has established a liability of $82 million and $98 million as of December 31, 2006 and 2005, respectively, for tax contingencies where the amount of loss is probable and reasonably estimable. The amount of the liability is based upon Delphi’s best estimate given the Company’s history with similar matters and interpretations of current laws and regulations.

9. PROPERTY, NET

Property, net consisted of:

	Estimated Useful	December 31,
	Lives (Years)	2006	2005
		(in millions)

Land	—	$137	$131
Land and leasehold improvements	3-31	264	269
Buildings	29-40	1,911	1,925
Machinery, equipment, and tooling	3-27	8,240	8,742
Furniture and office equipment	3-15	701	661
Construction in progress	—	238	245

Total		11,491	11,973
Less: accumulated depreciation and amortization		(6,796)	(6,865)

Total property, net		$4,695	$5,108

In 2005, Delphi exercised its options to purchase certain of the Company’s leased property. As a result, in the second quarter of 2005 Delphi completed the purchase of its Troy, Michigan headquarters property and two manufacturing facilities in Alabama for approximately $103 million, including approximately $2 million of fees and other costs. Additionally, in the third quarter of 2005 Delphi completed the purchase of a facility in Vienna, Ohio for approximately $28 million. As of December 31, 2005, these properties were included in the net property balance on the consolidated balance sheet. Prior to the purchase, these leases were accounted for as operating leases. Assets financed by capital leases are included in the table above and subject to depreciation and amortization expense.

In accordance with SFAS No. 144, Delphi evaluates the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Asset impairment charges related to the valuation of long-lived assets held for use were recorded in the amounts of approximately $215 million, $233 million, and $326 million in 2006, 2005, and 2004, respectively. The following table summarizes the long-lived asset impairment charges recorded for the years ended December 31, 2006, 2005 and 2004:

Segment	2006	2005	2004
	(in millions)

Electronics & Safety	$4	$5	$3
Powertrain Systems	12	9	2
Electrical/Electronic Architecture	1	35	11
Thermal Systems	11	23	—
Steering	26	34	2
Automotive Holdings Group	161	127	308
Corporate and Other	—	—	—

Total	$215	$233	$326

As a result of entering into the PSA in the fourth quarter of 2006, Delphi has been able to identify and develop plans to exit non-core businesses through sale or wind-down. These plans represent Delphi’s intent but continue to be subject to various approvals by the Company’s stakeholders. During the fourth quarter of 2006, Delphi also completed its 2007 to 2012 business plan which comprehends these exit plans. The finalization of the business plan as well as the ability to more definitely develop plans to exit non-core businesses, as discussed in Note 2. Transformation Plan and Chapter 11 Bankruptcy, provided indicators for potential impairment in the fourth quarter. Additionally, reduced profitability at certain sites and product lines resulting from flattening revenue together with higher commodity costs was also considered. Cash flows are estimated using internal budgets based on recent and forecasted sales data, independent automotive production volume estimates and customer commitments. Changes in the economic or operating conditions or factors arising through execution of the transformation plan or the reorganization could impact these estimates and assumptions and could result in additional impairment of long-lived assets.

Delphi tested the recoverability of the long-lived assets by comparing the estimated undiscounted future cash flows against the carrying values of assets. Specifically, Delphi tested certain long-lived assets, primarily property, plant, and equipment, for each plant site with indicators of impairment. In accordance with SFAS 144, where the carrying value of the assets exceeded the undiscounted estimated future cash flows at that site, long-lived asset impairment charges were recognized for the amount that the carrying value exceeded fair value, which was determined by applying various valuation techniques including discounted cash flow analysis, replacement cost and orderly liquidation value depending on the circumstances of the product line(s) supporting the long-lived assets.

10. GOODWILL

At December 31, 2006 and 2005, Delphi’s goodwill balance was approximately $378 million and $363 million respectively. Approximately $138 million of goodwill is tax deductible through amortization.

The change in carrying amount of goodwill for the year ended December 31, 2006 and 2005 is as follows:

	2006		2005
	(in millions)

Balance at January 1,	$363		$798
Acquisitions	—		—
Impairment	—		(390)
Other (primarily currency translation)	15		(45)

Balance at December 31,	$378	(a)	$363 (b)

(a)	$161 million in Electrical/Electronic Architecture, $143 million in Electronics & Safety and $74 million in Other

(b)	$167 million in Electrical/Electronic Architecture, $125 million in Electronics & Safety and $71 million in Other

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, Delphi reviews the recoverability of goodwill at least annually on May 31 and any other time business conditions indicate a potential change in recoverability. As more fully described in Note 9. Property, Net, Delphi experienced deteriorated financial performance resulting in substantial net losses in 2005. As a result, Delphi has lowered expectations for future performance absent the ability to complete a transformation plan through its reorganization under chapter 11 of the Bankruptcy Code. The deterioration of Delphi’s U.S. financial performance, combined with an unfavorable outlook absent completion of a successful U.S. reorganization, was an indicator for potential impairment. The Company recorded no goodwill impairment charges in 2006 and approximately $390 million of goodwill impairment charges during 2005, of which $368 million related to the Powertrain Systems segment and $22 million related to the Automotive Holdings Group segment. In conjunction with the realignment of the Company’s business operations effective July 1, 2006, Delphi evaluated reported goodwill for indicators of impairment and concluded no indicators were present.

Delphi determined the goodwill impairment charges by comparing the carrying value of each of its reporting units to the fair value of the reporting unit. In determining fair value of reporting units, Delphi utilized discounted cash flow analysis consistent with that used in the Company’s SFAS No. 144 impairment analysis evaluating the recoverability of certain long-lived assets noted in Note 9. Property, Net. In accordance with SFAS No. 142, where the carrying value exceeded the fair value for a particular reporting unit, goodwill impairment charges were recognized. The goodwill impairment charges recognized were determined by stating all other assets and liabilities of a reporting unit at their fair values with the remaining fair value of the reporting unit attributed to goodwill. The resulting goodwill impairment charges are the excess of the recorded goodwill balance over the calculated fair value of goodwill for the reporting unit. Delphi’s reporting units for purposes of SFAS No. 142 are global businesses focused on product families. The fair value of the reporting units was negatively impacted by the continued deterioration of business conditions, principally in the U.S., as previously described.

11. LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2006	2005
	(in millions)

Payroll related obligations	$268	$223
Employee benefits, including current pension obligations	216	162
Accrued income taxes	142	190
Taxes other than income	144	128
Warranty obligations	214	117
U.S. Employee Special Attrition Program	626	—
Manufacturing rationalization	154	4
Other	447	368

Total	$2,211	$1,192

Other long-term liabilities consisted of the following:

	December 31,
	2006	2005
	(in millions)

Employee benefits	$282	$223
Environmental	116	41
U.S. Employee Special Attrition Program	204	—
Extended disability benefits	95	226
Other	162	161

Total	$859	$651

12. WARRANTIES

Delphi recognizes expected warranty costs for products sold principally at the time of sale of the product based on Delphi’s estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.

The table below summarizes the activity in the product warranty liability for the years ended December 31, 2006 and 2005:

	December 31,
	2006	2005
	(in millions)

Accrual balance at beginning of year	$312	$274
Provision for estimated warranties accrued during the year	207	200
Settlements made during the year (in cash or in kind)	(140)	(154)
Foreign currency translation	9	(8)

Accrual balance at end of year	$388	$312

Approximately $214 million and $117 million of the warranty accrual balance as of December 31, 2006 and 2005, respectively, is included in accrued liabilities in the accompanying consolidated balance sheets.

Approximately $174 million and $195 million of the warranty accrual balance as of December 31, 2006 and 2005, respectively, is included in liabilities subject to compromise. Refer to Note 13. Liabilities Subject to Compromise. The increase in the accrual balance at December 31, 2006 is primarily due to specific claims accrued for in the Thermal Systems and Powertrain Systems segments. Refer to Note 18. Commitments and Contingencies, Ordinary Business Litigation.

13. LIABILITIES SUBJECT TO COMPROMISE

As a result of the Chapter 11 Filings, the payment of prepetition indebtedness is subject to compromise or other treatment under the Debtors’ plan of reorganization. Generally, actions to enforce or otherwise effect payment of prepetition liabilities are stayed. Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy. Although prepetition claims are generally stayed, at hearings held in October and November 2005, the Court granted final approval of the Debtors’ “first day” motions generally designed to stabilize the Debtors’ operations and covering, among other things, human capital obligations, supplier relations, customer relations, business operations, tax matters, cash management, utilities, case management, and retention of professionals.

The Debtors have been paying and intend to continue to pay undisputed postpetition claims in the ordinary course of business. In addition, the Debtors may reject prepetition executory contracts and unexpired leases with respect to the Debtors’ operations, with the approval of the Court. Damages resulting from rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. The Court entered an order establishing July 31, 2006 as the bar date by which claims against the Debtors arising prior to the Debtors’ Chapter 11 Filings were required to be filed if the claimants were to receive any distribution in the chapter 11 cases. To date, the Debtors’ received approximately 16,500 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim received to scheduled liabilities and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts. As is typical in reorganization cases, differences between claim amounts listed by the Debtors in their Schedules of Assets and Liabilities (as amended) and claims filed by creditors will be investigated and resolved in connection with the claims reconciliation process or, if necessary, the Court will make the final determination as to the amount, nature, and validity of claims. The Debtors believe that many of these claims are duplicative, based on contingencies that have not occurred, or are otherwise overstated, and are therefore invalid. As a result, the Debtors believe that the aggregate amount of claims filed with the Court will likely exceed the amount that ultimately will be allowed by the Court. As of February 5, 2007, the Debtors have filed five omnibus claims objections that objected to claims on procedural grounds and four omnibus claims objections that objected to claims on substantive grounds. Pursuant to these claims objections the Debtors have objected to approximately 10,700 proofs of claim which asserted approximately $9 billion in aggregate liquidated amounts plus additional unliquidated amounts. To date, the Court has entered orders disallowing approximately 7,400 of those claims, which orders reduced the amount of asserted claims by approximately $8 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled. The determination of how liabilities will ultimately be settled and treated cannot be made until the Court approves a chapter 11 plan of reorganization. In light of the number of creditors of the Debtors, the claims resolution process may take considerable time to complete. Accordingly, the ultimate number and amount of allowed claims is not determinable at this time. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to the Court’s order.

SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events.

Liabilities Subject to Compromise consist of the following:

	December 31,
	2006	2005
	(in millions)

Pension obligations	$4,257	$3,578
Postretirement obligations other than pensions, including amounts payable to GM	9,109	7,331
Debt and notes payable	2,054	2,062
Accounts payable	754	916
Junior subordinated notes due to Delphi Trust I and II (1)	—	403
Junior subordinated notes due 2033 (1)	391	—
Postemployment benefits for other than temporarily idled employees	1	148
Prepetition warranty obligation	174	195
GM claim for U.S. employee special attrition program	315	—
Training fund	131	147
Other	230	294

Total Liabilities Subject to Compromise	$17,416	$15,074

(1)	In conjunction with the liquidation of the Trusts on November 14, 2006, the interests of Delphi Trust I and Delphi Trust II in the junior subordinated notes were transferred to the holders of the trust preferred securities issued by the two Trusts.

The increase in Liabilities Subject to Compromise as of December 31, 2006 is primarily due to the increase in pension and postretirement obligations due to the curtailment charges in 2006. The increase in liabilities subject to compromise resulting from the pension and postretirement obligations was offset by a decrease in accounts payable due to settlement of claims and a reduction of accruals for postemployment benefits for other than temporarily idled employees as a result of the special attrition programs. Refer to Note 11. Liabilities.

Delphi reviewed its estimates of future costs associated with other than temporarily idled employees and recorded an additional $103 million of contractual costs for U.S. employees in cost of sales in 2005. Total accruals for postemployment benefits for other than temporarily idled employees are $1 million and $148 million as of December 31, 2006 and 2005, respectively, and are included in liabilities subject to compromise in the accompanying consolidated balance sheet. As a result of the special attrition programs, Delphi determined that certain previously recorded accruals for postemployment benefits, representing the future cash expenditures expected during the period between the idling of affected employees and the time when such employees are redeployed, retire, or otherwise terminate their employment, were no longer necessary and accordingly Delphi reduced such accruals by $108 million during 2006, which was recorded in cost of sales.

14. DEBT

Due to the Chapter 11 Filings (Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy), prepetition long-term debt of the Debtors has been reclassified to the caption Liabilities Subject to Compromise (Refer to Note 13. Liabilities Subject to Compromise) on the consolidated balance sheet. The following is a summary of Long-Term Debt, including current maturities, and unsecured long-term debt included in Liabilities Subject to Compromise as of December 31, 2006 and 2005:

	Year Ended December 31,
	2006				2005
	Subject to				Subject to
	Compromise		Debt		Compromise		Debt

6.55%, unsecured notes, due 2006	$500	(a)(b)(c)	$—		$500	(a)(b)(c)	$—
6.50%, unsecured notes, due 2009	498	(a)(b)(c)	—		498	(a)(b)(c)	—
6.50%, unsecured notes, due 2013	493	(a)(b)(c)	—		493	(a)(b)(c)	—
7.125%, debentures, due 2029	493	(a)(b)(c)	—		493	(a)(b)(c)	—
Junior subordinated notes due 2033 (d)	391	(a)(b)(c)	—		—		—
DIP term loan	—		250		—		250
Prepetition term loan facility	—		985	(b)(c)	—		984	(b)(c)
Prepetition revolving credit facility	—		1,507	(b)(c)	—		1,506	(b)(c)
European securitization program	—		122		—		149
Accounts receivable factoring	—		409		—		365
Capital leases and other	70	(c)	115		78	(c)	136

Total debt	$2,445		3,388		$2,062		3,390

Less: current portion			(3,339)				(3,117)

Long-term debt			$49				$273

(a)	Pursuant to the requirements of SOP 90-7 as of the Chapter 11 Filings, deferred financing fees related to prepetition debt are no longer being amortized and have been included as an adjustment to the net carrying value of the related prepetition debt at December 31, 2005.

(b)	Debt in default as of December 31, 2006 and 2005.

(c)	The Chapter 11 Filings triggered defaults on substantially all debt and certain lease obligations.

(d)	In conjunction with the liquidation of the Trusts on November 14, 2006, the interests of Delphi Trust I and Delphi Trust II in the junior subordinated notes were transferred to the holders of the trust preferred securities issued by the two Trusts.

The stay of proceedings provisions of section 362 of the Bankruptcy Code apply to actions to collect prepetition indebtedness or to exercise control over the property of the Debtors’ estate in respect of such defaults. The rights of and ultimate payments by the Debtors under prepetition obligations will be addressed in any plan of reorganization and may be substantially altered. This could result in unsecured claims being compromised at less, and possibly substantially less, than 100% of their face value.

Secured Debt

Debtor-In-Possession Facilities

On October 14, 2005, Delphi entered into a Revolving Credit, Term Loan and Guaranty Agreement (the “DIP Credit Facility”), as amended by the First Amendment to the DIP Credit Facility, dated October 27, 2005, and further amended and restated by the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated November 21, 2005 and as further amended by the First Amendment to Amended and Restated Credit Agreement and Amended and Restated Security and Pledge Agreement dated as of February 3, 2006, the Second Amendment to Amended and Restated Credit Agreement dated as of April 13, 2006, the Third Amendment to Amended and Restated Credit Agreement dated May 26, 2006, the Fourth Amendment to Amended and Restated Credit Agreement dated June 19, 2006, the Fifth Amendment to Amended and Restated Credit Agreement dated August 10, 2006 and the Sixth Amendment to Amended and Restated Credit Agreement dated November 13, 2006 (the “Amended DIP Credit Facility”) to borrow up to $2.0 billion from a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., for which JPMorgan Chase Bank, N.A. is the administrative agent (the “Administrative Agent”) and

Citicorp USA, Inc., is the syndication agent (together with the Administrative Agent, the “Agents”). The Amended DIP Credit Facility consists of a $1.75 billion revolving facility and a $250 million term loan facility (collectively, the “Amended DIP Loans”). The Amended DIP Credit Facility carries an interest rate at the option of Delphi of either (i) the Administrative Agent’s Alternate Base Rate (as defined in the Amended DIP Credit Facility) plus 1.75% or (ii) 2.75% above the Eurodollar base rate, which is the London Interbank Borrowing Rate (“LIBOR”). The LIBOR interest rate period can be set at a one-, three- or six-month period as selected by Delphi in accordance with the terms of the Amended DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Amended DIP Loans. The Amended DIP Credit Facility will expire on the earlier of October 8, 2007 or the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Amended DIP Credit Facility are pre-payable at Delphi’s option without premium or penalty.

On October 28, 2005, the Court granted, on a final basis, the Debtors’ motion for approval of the DIP financing order. The DIP financing order granted final approval of the DIP Credit Facility, as amended at the time, final approval of an adequate protection package for the prepetition credit facilities (as described below) and the Debtors’ access to $2.0 billion in DIP financing subject to the terms and conditions set forth in the DIP financing documents, as amended. The adequate protection package for the prepetition credit facilities included, among other things: (i) an agreement by Delphi to pay accrued interest on the loans under the prepetition credit facilities on a monthly basis, (ii) the right of Delphi to pay this interest based on LIBOR, although any lender may require that interest on its loans be based on the alternative base rate if such lender waives all claims for interest at the default rate and any prepayment penalties that may arise under the prepetition credit facilities and (iii) an agreement by Delphi to replace approximately $90 million of letters of credit outstanding under the prepetition credit facilities with letters of credit to be issued under the Amended DIP Credit Facility. The proceeds of the DIP financing together with cash generated from daily operations and cash on hand were used to fund postpetition operating expenses, including supplier obligations and employee wages, salaries and benefits.

As of November 21, 2005, the Amended DIP Credit Facility $250 million term loan was funded. As of December 31, 2006, there were no amounts outstanding under the Amended DIP Credit Facility revolving facility, but the Company had approximately $92 million in letters of credit outstanding under the Amended DIP Credit Facility revolving facility as of that date.

The Amended DIP Credit Facility provided the lenders with a first lien on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is only pledging 65% of the stock of its first tier non-U.S. subsidiaries) and further provided that amounts borrowed under the Amended DIP Credit Facility would be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession. The amount outstanding at any one time was limited by a borrowing base computation as described in the Amended DIP Credit Facility. The borrowing base computation exceeded the Amended DIP Credit Facility availability at December 31, 2006. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion. The Amended DIP Credit Facility included affirmative, negative and financial covenants that imposed restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Amended DIP Credit Facility) was equal or greater than $500 million, compliance with the restrictions on investments, mergers and disposition of assets did not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi that are not guarantors to the Amended DIP Credit Facility).

The covenants required Delphi to, among other things, (i) maintain a monthly cumulative minimum global earnings before interest, taxes, depreciation, amortization, and restructuring costs (“Global EBITDAR”), as defined in the Amended DIP Credit Facility, for each period beginning on January 1, 2006 and ending on the last day of each fiscal month through November 30, 2006, as described in the Amended DIP Credit Facility, and (ii) maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on October 31, 2007 at the levels set forth in the Amended DIP Credit Facility. The Amended DIP Credit Facility contained certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the Amended DIP Credit Facility, interest on all outstanding amounts was payable on demand at 2% above the then applicable rate. Delphi was in compliance with the Amended DIP Credit Facility covenants as of December 31, 2006. The foregoing description of the Amended DIP Credit Facility is a general description only and is qualified in its entirety by reference to the Amended DIP Credit Facility, a copy of which was previously filed with the SEC.

On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both its $2.0 billion Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of November 21, 2005 (as amended, the “Amended DIP Credit Facility”) and the approximately $2.5 billion outstanding on its $2.825 billion Five Year Third Amended and Restated Credit Agreement, dated as of June 14, 2005 (as amended, the “Prepetition Facility”). On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximately $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan” and, together with the Revolving Facility and the Tranche B Term Loan, the “Facility”).

The Refinanced DIP Credit Facility carries an interest rate at the option of Delphi of either the Administrative Agent’s Alternate Base Rate plus (i), with respect to Tranche A borrowings, 1.50%, (ii) with respect to Tranche B borrowings, 1.25%, and (iii) with respect to Tranche C borrowings, 1.75%, or LIBOR plus (x), with respect to Tranche A borrowings, 2.50%, (y) with respect to Tranche B borrowings, 2.25%, and (z) with respect to Tranche C borrowings, 2.75%. The interest rate period can be set at a one-, three-, or six-month period as selected by Delphi in accordance with the terms of the Refinanced DIP Credit Facility. Accordingly, the interest rate will fluctuate based on the movement of the Alternate Base Rate or LIBOR through the term of the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility will expire on the earlier of December 31, 2007 and the date of the substantial consummation of a reorganization plan that is confirmed pursuant to an order of the Court. Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty.

The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned domestic subsidiaries (however, Delphi is only pledging 65% of the stock of its first tier non-U.S. subsidiaries) and further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s affiliated Debtors, each as debtor and debtor-in-possession.

The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).

The Refinanced DIP Credit Facility includes affirmative, negative and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal or greater than $500 million, compliance with the restrictions on investments, mergers and disposition of assets do not apply (except in respect of investments in, and dispositions to, direct or indirect domestic subsidiaries of Delphi that are not guarantors).

The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR for Delphi and its direct and indirect subsidiaries, on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007, at the levels set forth in the Refinanced DIP Credit Facility.

The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate. The foregoing description of the Refinanced DIP Credit Facility is a general description only and is qualified in its entirety by reference to the Refinanced DIP Credit Facility, a copy of which was previously filed with the SEC.

Concurrent with the entry into the Refinanced DIP Credit Facility, the Amended DIP Credit Facility and the Prepetition Facility were terminated. The proceeds of the Tranche B Term Loan and Tranche C Term Loan were used to extinguish amounts outstanding under the Amended DIP Credit Facility and the Prepetition Facility. Delphi incurred no early termination penalties in connection with the termination of these agreements.

Prepetition Facilities

As of December 31, 2006, approximately $2.5 billion was outstanding under the Prepetition Facility, consisting of approximately $1.5 billion under the Revolving Facility and approximately $1.0 billion under the Term Loan. Additionally, as of December 31, 2006, there were no letters of credit outstanding under the Prepetition Facility.

Delphi’s filing for chapter 11 was an event of default under the Prepetition Facility. At hearings held in October 2005, the Court approved certain of the Debtors’ “first day” motions, including approval of an adequate protection package for Delphi’s approximately $2.5 billion outstanding prepetition secured indebtedness under the Prepetition Facility. The adequate protection package included, among other things: (i) an agreement by Delphi to accrued interest on the Prepetition Facility loans on a monthly basis, (ii) the right of Delphi to pay this interest at a rate equal to LIBOR plus 6.50% per annum on the Term Loans and 5.00% on the Revolving Loans, although each lender had the right to require, and each lender subsequently did require, that interest on its loans be based at a rate equal to the Alternative Base Rate plus 5.50% per annum on the Term Loans and 4.00% on the Revolving Loans by waiving all such lender’s claims under the Prepetition Facility for interest at the default rate and any prepayment penalties and (iii) an agreement by Delphi to replace approximately $90 million of letters of credit outstanding under the Prepetition Facility.

On January 9, 2007, Delphi repaid the Prepetition Facility in full with the proceeds of the Tranche C or Term Loan C of the Refinanced DIP Credit Facility and, accordingly, the adequate protection package for the Prepetition Facility ceased to be in effect.

Unsecured Debt

Delphi had outstanding publicly held unsecured term debt securities totaling approximately $2.0 billion. The unsecured debt included $500 million of securities bearing interest at 6.55% that matured on June 15, 2006 with interest payable semi-annually on June 15 and December 15 of each year. The next maturity of $500 million of securities was due on May 1, 2009 and bears interest at 6.50% with interest payable semi-annually on May 1 and November 1 of each year. Thereafter, Delphi had $500 million of securities bearing interest at 6.50% maturing on August 15, 2013 with interest payable semi-annually on February 15 and August 15 of each year, and $500 million of securities bearing interest at 7.125% maturing on May 1, 2029 with interest payable semi-annually on May 1 and November 1 of each year. None of the debt securities had sinking fund requirements. The securities were all redeemable, in whole or in part, at the option of Delphi. At December 31, 2006 and 2005, these securities were included in Liabilities Subject to Compromise.

As of December 31, 2006 and 2005, Delphi also had other debt outstanding and capital lease obligations of approximately $185 million ($70 million of which is included in Liabilities Subject to Compromise) and

$214 million ($78 million of which is included in Liabilities Subject to Compromise), respectively. The balances include capital lease obligations and debt issued by certain international subsidiaries.

Other Financing

Delphi also maintains various accounts receivable factoring facilities in Europe that are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. As of December 31, 2006 and 2005, Delphi had $409 million and $365 million, respectively, outstanding under these accounts receivable factoring facilities.

Cash paid for interest totaled $426 million, $272 million and $245 million in 2006, 2005 and 2004, respectively.

In accordance with SOP 90-7, effective October 8, 2005, the Company ceased accruing interest expense on its outstanding unsecured prepetition debt classified as subject to compromise. The Company’s contractual interest not accrued or paid in 2006 and 2005 was $148 million and $38 million, respectively. In accordance with the Court-approved first day motion, the Company continues to accrue and pay the contractual interest on the secured credit facilities.

The principal maturities of debt, net of applicable discount and issuance costs, and the minimum capital lease obligations not subject to compromise for the five years subsequent to 2006 are as follows:

	Debt and
	Capital Lease
Year	Obligations
	(in millions)

2007	$3,339	(a)
2008	26
2009	3
2010	4
2011	3
Thereafter	13

Total	$3,388

(a)	For purposes of the Debt and Capital Lease Obligations, debt for which the Company is currently in default and has not classified as liabilities subject to compromise has been classified as current; however, repayment is stayed pending a plan of reorganization in the chapter 11 cases.

15. JUNIOR SUBORDINATED NOTES

Delphi has outstanding junior subordinated debt with an aggregate principal value of $400 million. The junior subordinated debt is represented by two global notes held by the Depository Trust Company or its nominee. The first junior subordinated note, with an aggregate principal value of $250 million, bears interest at 8.25% per year and matures on November 15, 2033. The second junior subordinated note bears interest at a fixed rate through November 15, 2008 and at an adjustable rate thereafter until it matures on November 15, 2033. Delphi originally issued these notes to Delphi Trust I and Delphi Trust II, respectively, both of which were Delphi subsidiaries. As discussed in Note 14. Debt, Delphi’s chapter 11 filing constituted an “early termination event” pursuant to which both trusts were required to be dissolved in accordance with their respective trust declarations. On November 14, 2006, both trusts were terminated. In connection with the terminations, the interests of Delphi Trust I and Delphi Trust II in the subordinated notes were transferred to the holders of the trust preferred securities issued by the two Trusts.

Pursuant to the requirements of SOP 90-7, as of the Chapter 11 Filings, deferred financing fees related the Trusts were no longer being amortized and had been included as an adjustment of their net carrying value at December 31, 2005.

Delphi Trust I

In October 2003, Delphi Trust I (“Trust I”), a subsidiary of Delphi, issued 10,000,000 shares of 8 1/4% Cumulative Trust Preferred Securities, with a liquidation amount of $25 per trust preferred security and an aggregate liquidation preference amount of $250 million. The sole assets of Trust I were $257 million of aggregate principal amount of Delphi junior subordinated notes due 2033 (the “Trust I notes”), also bearing interest at 8 1/4%. Trust I was obligated to pay cumulative cash distributions at an annual rate equal to 8 1/4% of the liquidation amount on the preferred securities. Under the terms of the operative trust documents, Delphi had the ability to defer interest payments on the Trust I notes at any time for up to 20 consecutive quarterly periods and had done so since July 15, 2005. As a result of Delphi’s deferral in making interest payments, Trust I also deferred payment on preferred distributions. Additional distributions would, however, accumulate on the deferred distributions at an annual rate equal to 8 1/4% compounded quarterly. In addition, Delphi had the ability to redeem the Trust I notes in whole or in part, at any time on or after October 15, 2008 at 100% of their principal amount, plus accrued and unpaid interest. Delphi also had the right to redeem the Trust I notes, if an adverse tax consequence occurred. Under section 362 of the Bankruptcy Code, however, payments on account of prepetition obligations, or redemption of securities, were automatically stayed. Absent an order of the Court, substantially all prepetition obligations of Delphi are subject to settlement under a plan of reorganization.

Delphi Trust II

In November 2003, Delphi Trust II (“Trust II”), a subsidiary of Delphi, issued 150,000 shares of Adjustable Rate Trust Preferred Securities with a five-year initial rate of 6.197%, a liquidation amount of $1,000 per trust preferred security and an aggregate liquidation preference amount of $150 million. The sole assets of Trust II were $155 million aggregate principal amount of Delphi junior subordinated notes due 2033 (the “Trust II notes”) with interest terms matching those of the preferred securities. Trust II was obligated to pay cumulative cash distributions at an annual rate equal to 6.197% of the liquidation amount during the initial fixed rate period (which is through November 15, 2008) on the preferred securities. Under the terms of the operative trust documents, Delphi had the ability to defer interest payments on the Trust II notes at any time for up to five years at a time and had done so since May 15, 2005. As a result of Delphi’s deferral in making interest payments, Trust II also deferred payment on preferred distributions. Additional distributions would, however, accumulate on the deferred distributions at the applicable distribution rate. In addition, Delphi had the ability to redeem the Trust II notes in whole, but not in part, at any time on or after November 15, 2008 at 100% of their principal amount, plus accrued and unpaid interest. Delphi had the right to redeem the Trust II notes in whole, but not in part, if an adverse tax consequence occurred. Under section 362 of the Bankruptcy Code, however, payments on account of prepetition obligations, or redemption of securities, were automatically stayed. Absent an order of the Court, substantially all prepetition obligations of Delphi are subject to settlement under a plan of reorganization.

Delphi Guarantees

Delphi irrevocably and unconditionally guaranteed that if a payment on the notes was made to Trust I or Trust II, but for any reason, Trust I or Trust II did not make the corresponding distribution or redemption payment to the holders of the preferred securities, then Delphi would make payments directly to the holders. This guarantee did not cover payments when the trusts did not have sufficient funds to make payments to the holders such as when Delphi was not making interest payments on the notes. As previously disclosed, on November 14, 2006, the Trusts assets were liquidated and the holders of the trust preferred securities surrendered its securities in exchange for a pro rata share of the Trusts’ respective junior subordinated notes issued by Delphi, and thereby Delphi become directly obligated to the Trusts’ respective beneficiaries.

Accounting Treatment

Delphi determined that both Trust I and Trust II were considered variable interest entities, of which Delphi was not the primary beneficiary. As a result, although both Trust I and Trust II were 100% owned by Delphi, the Company did not consolidate them into its financial statements. However, the Trust I and Trust II notes were reflected as liabilities subject to compromise on the consolidated balance sheet and the related contractual interest due was not recognized in accordance with the provisions of SOP 90-7. If Trust I and Trust II had been consolidated by Delphi, its other long term assets and debt would each have been $12 million less as of December 31, 2005 but there would have been no significant impact on interest expense for the year ended December 31, 2005. There would have been no impact if Trust I and Trust II were consolidated at December 31, 2006.

16. U.S. EMPLOYEE SPECIAL ATTRITION PROGRAM

On March 22, 2006, Delphi, GM and the UAW agreed on a special attrition program (the “UAW Special Attrition Program”), and on May 12, 2006, the Court entered the final order approving Delphi’s entry into the program with certain modifications. The UAW Special Attrition Program offered, among other things, certain eligible Delphi U.S. hourly employees represented by the UAW normal and early voluntary retirements with a $35,000 lump sum incentive payment. The lump sum incentive payments are being paid by Delphi and reimbursed by GM. The program also provided a pre-retirement program under which employees with at least 27 and fewer than 30 years of credited service are granted the ability to cease working and to receive monthly payments and benefits until they accrue 30 years of credited service at which time they would be eligible to retire without additional incentives. In addition, employees who elected to participate in the UAW Special Attrition Program were eligible to retire as employees of Delphi or flowback to GM and retire. On June 5, 2006, Delphi, GM, and the UAW agreed on a supplemental agreement (the “UAW Supplemental Agreement”) that expanded the UAW Special Attrition Program to include a pre-retirement program for employees with 26 years of credited service and provided buyout payments which, depending on the amount of seniority or credited service, ranged from $40,000 to $140,000. GM has agreed to reimburse Delphi for one-half of these buyout payments and in exchange will receive an allowed prepetition general unsecured claim. The UAW Supplemental Agreement was approved by the Court on June 29, 2006 and on July 7, 2006, the Court entered the order approving the motion (collectively, the UAW Special Attrition Program and UAW Supplemental Agreement are referred to herein as the “UAW Attrition Programs”). Approximately 21,800 U.S. hourly employees represented by the UAW were eligible for buyout payments, with approximately 14,700 of those employees eligible to participate in the retirement and pre-retirement programs. On September 26, 2006, Delphi announced the final results of the UAW Special Attrition Program and that approximately 12,400 Delphi employees, representing approximately 84% of the retirement-eligible UAW workforce, elected to retire by January 1, 2007. Approximately 1,400 UAW employees elected the buyout option.

On June 16, 2006, Delphi, GM and the IUE-CWA reached agreement on the terms of a special attrition program which mirrored in all material respects the UAW Attrition Programs. The lump sum incentive payments of $35,000 per eligible employee and one-half of the $40,000 to $140,000 buyout payments are being paid by Delphi and reimbursed by GM. GM will receive an allowed prepetition general unsecured claim equal to the amount it reimburses Delphi for the buyout payments. The IUE-CWA special attrition program (the “IUE-CWA Special Attrition Program”) was approved by the Court on June 29, 2006, and on July 7, 2006, the Court entered the order approving the motion. Approximately 7,500 U.S. hourly employees represented by the IUE-CWA were eligible for buyout payments, with approximately 3,200 of those employees eligible to participate in the retirement and pre-retirement programs. On August 18, 2006, Delphi announced the final results of the IUE-CWA special hourly attrition plan and that approximately 6,200 Delphi employees, representing approximately 82% of the eligible IUE-CWA workforce, elected an attrition option within the program provisions. Of these employees, approximately 2,500 employees elected to retire by January 1, 2007 and approximately 3,700 employees elected the buyout option.

Although during 2006 many traditional U.S. hourly employees elected to leave the Company, Delphi replaced a portion of such employees with either temporary replacements or hourly employees hired under the Company’s 2004 Supplemental Wage Agreement which provides for more competitive wages and benefits.

Delphi recorded special termination benefit charges of approximately $1,117 million for the year ended December 31, 2006, for the pre-retirement and buyout portions of the cost of the U.S. employee special attrition programs. Since GM will receive an allowed prepetition general unsecured claim for its 50% share of the financial responsibility of the buyout payments, Delphi expensed 100% of the buyout payments. In addition, Delphi recorded net pension and postretirement benefit curtailment charges of approximately $1,897 million and a credit of $59 million due to a curtailment gain related to extended disability benefits for the year ended December 31, 2006. All the aforementioned amounts were included in U.S. employee special attrition program charges.

The following table represents the movement in the U.S. Employee Special Attrition Program liability for 2006:

2006
(in millions)

Balance at December 31, 2005	$—
U.S. employee special attrition program charges	1,117
Lump sum incentive obligation	363
Payments	(654)
Other	4

Balance at December 31, 2006	$830

The following table details changes in the GM Accounts Receivable balance attributable to the U.S. Employee Special Attrition Program for 2006, recorded in General Motors and affiliates accounts receivable at December 31, 2006:

2006
(in millions)

Balance at December 31, 2005	$—
GM Obligation	677
Receipts from GM	(405)

Balance at December 31, 2006	$272

17. PENSION AND OTHER POSTRETIREMENT BENEFITS

Pension plans covering unionized employees in the U.S. generally provide benefits of negotiated stated amounts for each year of service, as well as supplemental benefits for employees who qualify for retirement before normal retirement age. The benefits provided by the plans covering U.S. salaried employees are generally based on years of service and salary history. Certain Delphi employees also participate in nonqualified pension plans covering executives, which are unfunded. Such plans are based on targeted wage replacement percentages. Delphi’s funding policy with respect to its qualified plans is to contribute annually, not less than the minimum required by applicable laws and regulations, including the Bankruptcy Code. Certain of Delphi’s non-U.S. subsidiaries also sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Delphi’s primary non-U.S. plans are located in France, Germany, Luxembourg, Mexico, Portugal, and the United Kingdom (“UK”). The UK and certain Mexican plans are funded.

Certain of Delphi’s non-U.S. subsidiaries have other postretirement benefit plans; although most participants are covered by government sponsored or administered programs. The annual cost of such other postretirement benefit plans was not significant to Delphi. In addition, Delphi has defined benefit plans in Korea, Turkey and Italy for which amounts are payable to employees immediately upon separation. The obligations for these plans were $38 million and $30 million as of December 31, 2006 and 2005, respectively, and have been recorded based on the vested benefit obligation.

In September 2006, the FASB issued SFAS No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and

132(R).” SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status through comprehensive income in the year in which the changes occur. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. Unrecognized prior service costs or credits, net actuarial gains or losses and net transition obligations as well as subsequent changes in the funded status are recognized as a component of accumulated comprehensive loss in stockholders’ equity. Additional minimum pension liabilities and related intangible assets are derecognized upon adoption of the new standard. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions, effective for fiscal years ending after December 15, 2008. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for Delphi at the end of fiscal year 2006 and the requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for Delphi at the end of fiscal year 2008. The following table summarizes the impact of the initial adoption of SFAS 158 as of December 31, 2006 for pension and postretirement obligations:

	December 31,	SFAS 158		December 31,
	2006 Prior to	Adjustment		2006 After
	SFAS 158	Increase/		SFAS 158
Balance Sheet Accounts	Adjustment	(Decrease)		Adjustment
	(in millions)

Pension intangible assets	$375	$(375	)(a)	$—
Noncurrent deferred tax assets	$41	$55	(b)	$96
Pension liabilities	$358	$185	(c)	$543
Liabilities subject to compromise — pension	$3,890	$367	(c)	$4,257
Liabilities subject to compromise — postretirement	$8,034	$1,122	(d)	$9,156
Accumulated other comprehensive loss (net of tax)	$(1,114)	$(1,994	)(e)	$(3,108)

a)	All unamortized prior service cost adjustments were classified to accumulated OCI.

b)	The tax effect of adjustments recorded to accumulated OCI related to countries that have deferred tax assets that do not have full valuation allowances.

c)	The recorded liability represents the amount by which the plan is underfunded by comparing the projected benefit obligation (“PBO”) to the plan assets.

d)	All unamortized actuarial adjustments are now recorded in accumulated OCI.

e)	The impact to accumulated OCI (net of tax) for the adoption of SFAS 158 also includes amounts related to postemployment benefits which are discussed in Note 1. Significant Accounting Policies and are not included in the amount shown above.

The 2006 and 2005 amounts shown below reflect the defined benefit pension and other postretirement benefit obligations for U.S. and non-U.S. salaried and hourly employees excluding the plans in Korea, Turkey and Italy discussed above.

	Pension Benefits				Other
			Primary		Postretirement
	U.S. Plans		Non-U.S. Plans		Benefits
	2006	2005	2006	2005	2006	2005
	(in millions)

Benefit obligation at beginning of year	$13,764	$12,872	$1,306	$1,197	$9,589	$9,605
Service cost	268	292	42	34	171	179
Interest cost	793	724	66	65	561	542
Plan participants’ contributions	6	6	5	4	3	—
Actuarial losses (gains)	(696)	416	70	147	(1,617)	1,252
Benefits paid	(732)	(539)	(59)	(59)	(229)	(182)
Special termination benefits	—	2	20	13	—	3
Flowback payments to GM	—	—	—	—	—	(54)
Flow in receipts from GM	—	—	—	—	—	5
Flowback net liability reclass	—	—	—	—	944	(944)
Payments made to divested divisions	—	—	—	—	—	(4)
Impact of settlements	—	—	14	—	—	—
Impact of curtailments	1,518	—	—	—	(349)	—
Plan amendments and other	(11)	(9)	4	36	(18)	(813)
Exchange rate movements	—	—	167	(131)	—	—

Benefit obligation at end of year	$14,910	$13,764	$1,635	$1,306	$9,055	$9,589

Change in plan assets:
Fair value of plan assets at beginning of year	$9,712	$8,526	$799	$730	$—	$—
Actual return on plan assets	1,493	1,083	110	140	—	—
Delphi contributions	243	635	62	62	226	182
Plan participants’ contributions	6	6	5	4	3	—
Benefits paid	(732)	(539)	(59)	(59)	(229)	(182)
Exchange rate movements	—	—	108	(78)	—	—
Other	—	1	—	—	—	—

Fair value of plan assets at end of year	$10,722	$9,712	$1,025	$799	$—	$—

Underfunded status	$(4,188)	$(4,052)	$(610)	$(507)	$(9,055)	$(9,589)

Amounts recognized in the consolidated balance sheets consist of:
Noncurrent prepaid assets	$—	$—	$2	$110	$—	$—
Pension intangible assets	—	867	—	22	—	—
Other noncurrent assets (flow-in receivable)	—	—	—	—	101	—
Current liabilities	—	—	(11)	(12)	—	—
Noncurrent liabilities	—	—	(532)	(290)	—	—
Liabilities subject to compromise	(4,188)	(3,536)	(69)	(42)	(9,156)	(6,351)

Total	$(4,188)	$(2,669)	$(610)	$(212)	$(9,055)	$(6,351)

Amounts recognized in other comprehensive income consist of (pre-tax):
Actuarial loss	$2,261		$545		$1,822
Prior service cost (credit)	353		34		(700)
Net transition obligation	—		6		—

Total	$2,614	$3,306	$585	$207	$1,122	$—

As of December 31, 2005, the U.S. plans also included unrecognized actuarial losses and prior service costs of $3,821 million and $868 million, respectively, resulting in a net $637 million prepaid benefit cost. For the non-U.S., the December 31, 2005 plans also included unrecognized actuarial losses, prior service costs and transition obligations of $460 million, $35 million and $7 million, respectively, resulting in a net $5 million accrued benefit cost. As of December 31, 2005, the other postretirement benefit plans also included unrecognized actuarial losses and prior service gains of $4,044 million and $806 million, respectively, resulting in a net $6,351 accrued benefit cost.

The projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets and with plan assets in excess of accumulated benefit obligations are as follows:

			Primary
	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
		(in millions)
	Plans with ABO in Excess of Plan Assets

PBO	$14,910	$13,764	$1,559	$831
ABO	14,531	13,248	1,340	753
Fair value of plan assets at end of year	10,722	9,712	947	416

	Plans with Plan Assets in Excess of ABO

PBO	$—	$—	$76	$475
ABO	—	—	69	365
Fair value of plan assets at end of year	—	—	78	383

	Total

PBO	$14,910	$13,764	$1,635	$1,306
ABO	14,531	13,248	1,409	1,118
Fair value of plan assets at end of year	10,722	9,712	1,025	799

As permitted under chapter 11 of the Bankruptcy Code, Delphi contributed only the portion of the contribution attributable to post-bankruptcy-petition service. During 2006, Delphi contributed $243 million to its U.S. pension plans, representing the portion of the pension contribution attributable to services rendered by employees of the Debtors in the plan year ended September 30, 2006. Under the Employee Retirement Income Security Act (“ERISA”) and the U.S. Internal Revenue Code (the “Code”), a minimum funding payment of approximately $1.2 billion to the U.S. pension plans was due in 2006.

Delphi did not meet the minimum funding standards of ERISA and the Code for its primary U.S. pension plans for the plan year ended September 30, 2005. The underfunded amount of approximately $173 million was due on June 15, 2006. The Company did not pay this amount and a related penalty was assessed by the Internal Revenue Service in the amount of approximately $17 million. The penalty has been recorded in liabilities subject to compromise in 2006. The unpaid portion of the minimum funding payments remains payable as a claim against Delphi and will be determined in Delphi’s plan of reorganization with other claims. Delphi has appointed an independent fiduciary for all of its tax-qualified defined benefit pension plans who is charged with pursuing claims on behalf of the plans to recover minimum funding contributions. On December 12, 2006, Delphi applied to the IRS for waivers of the minimum funding standard under section 412(d) of the Code for Delphi’s two primary pension plans for the plan year ended September 30, 2006.

Although Delphi’s 2007 minimum funding requirement is approximately $2.8 billion under current legislation and plan design, Delphi is in chapter 11 and its 2007 contributions to the U.S. pension plans prior to emergence will be limited to approximately $220 million, representing the normal service cost. Upon emergence from chapter 11, which is anticipated to be in 2007, the Company will be required to meet its past due funding obligations. These obligations will be the amount of the minimum funding requirement contributions that would have been due, less the amount of the normal service cost contributions actually paid to the pensions plus interest. The 2007 contributions to the non-U.S. pension plans will be approximately $38 million.

Benefit costs presented below were determined based on actuarial methods and included the following components for U.S. and non-U.S. salaried and hourly employees:

							Other Postretirement
	Pension Benefits						Benefits
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004	2006	2005	2004
	(in millions)

Service cost	$268	$292	$284	$42	$34	$29	$171	$179	$176
Interest cost	793	724	699	66	65	56	561	542	498
Expected return on plan assets	(820)	(787)	(722)	(69)	(61)	(58)	—	—	—
Special termination benefits	—	2	7	20	13	19	—	3	2
Curtailment loss (gain) — PBO	1,518	—	—	—	—	—	(349)	—	—
Curtailment loss- prior service costs	397	—	—	—	—	—	329	—	—
Amortization of transition amount	—	—	—	1	1	1	—	—	—
Amortization of prior service costs	107	140	139	3	3	3	(99)	(56)	(5)
Amortization of actuarial losses	192	211	142	26	31	17	255	207	121

Net periodic benefit cost	$2,455	$582	$549	$89	$86	$67	$868	$875	$792

Delphi recorded net pension and postretirement benefit curtailment charges of approximately $1.9 billion in 2006 in the U.S. employee special attrition program charges line item of the statement of operations for UAW- and IUE-CWA-represented hourly employees who elected to participate in the U.S. employee special attrition programs discussed in Note 16. U.S. Employee Special Attrition Program.

The estimated actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2007 are $136 million and $60 million, respectively. The estimated actuarial loss and prior service credit for the other defined benefit postretirement plans that will be amortized from OCI into net periodic benefit cost in 2007 are $76 million and $93 million, respectively.

Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are amortized over the average future service period of employees.

The principal assumptions used to determine the pension and other postretirement expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plan and postretirement plans were:

     Assumptions used to determine benefit obligations at December 31:

					Other
					Postretirement
	Pension Benefits				Benefits
	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005	2006	2005

Weighted-average discount rate	5.90%	5.50%	4.96%	4.91%	6.10%	5.50%
Weighted-average rate of increase in compensation levels	4.12%	3.99%	3.67%	3.45%	3.94%	3.99%

     Assumptions used to determine net expense for years ended December 31:

	Pension Benefits						Other Postretirement Benefits
	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004	2006	2005	2004

Weighted-average discount rate	5.50%	5.75%	6.25%	4.91%	5.67%	5.71%	5.50%	6.00%	6.25%
Weighted-average rate of increase in compensation levels	3.99%	3.99%	3.99%	3.45%	3.48%	3.32%	3.99%	3.98%	3.99%
Expected long-term rate of return on plan assets	8.75%	9.00%	9.00%	8.20%	8.25%	8.23%	N/A	N/A	N/A

In 2006 and 2005, Delphi selected discount rates based on analyzing the results of matching high quality fixed income investments rated AA- or higher by Standard and Poor’s and the regular and above median Citigroup Pension Discount Curve, with expected benefit cash flows. Since high quality bonds in sufficient quantity and with appropriate maturities are not available for all years when benefit cash flows are expected to be paid, hypothetical bonds were imputed based on combinations of existing bonds, and interpolation and extrapolation reflecting current and past yield trends. The pension discount rate determined on that basis increased from 5.50% for 2005 to 5.90% for 2006. This 40 basis point increase in the discount rate decreased the underfunded status of the U.S. pension plans by approximately $0.7 billion. The other postretirement benefits discount rate determined on that basis increased from 5.50% for 2005 to 6.10% for 2006. This 60 basis point increase in the discount rate decreased the underfunded status of the U.S. postretirement plans by approximately $0.6 billion. Delphi selected discount rates for its non-U.S. plans based on analyzing the yields of high quality fixed income investments.

For 2006 expense, Delphi assumed a U.S. long-term asset rate of return of 8.75%. In developing the 8.75% expected long-term rate of return assumption, Delphi evaluated input from its third party pension plan asset manager, including a review of asset class return expectations and long-term inflation assumptions. Delphi also considered its post-spin off and GM’s pre-spinoff historical 15-year compounded return, which was consistent with its long-term rate of return assumption. The primary non-U.S. plans conduct similar studies in conjunction with local actuaries and asset managers. While the studies give appropriate consideration to recent fund performance and historical returns, the assumptions are primarily long-term, prospective rates.

Delphi’s U.S. pension expense for 2007 is determined at the end of December 2006. For purposes of analysis, the following table highlights the sensitivity of the Company’s U.S. pension obligations and expense to changes in assumptions:

Impact on
Change in Assumption	Pension Expense		Impact on PBO

25 basis point (bp) decrease in discount rate	+$	20 - 30 Million	+$	0.4 Billion
25 bp increase in discount rate	−$	20 - 30 Million	−$	0.4 Billion
25 bp decrease in long-term return on assets	+$	20 - 30 Million		—
25 bp increase in long-term return on assets	−$	20 - 30 Million		—

The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the pension plan design and no major restructuring programs.

Delphi’s pension plan asset allocation at December 31, 2006 and 2005, and target allocation for 2007 are as follows:

	Percentage of Plan Assets at
	December 31,				Target Allocation
	U.S. Plans		Non-U.S. Plans		U.S. Plans
Asset Category	2006	2005	2006	2005	2007

Equity Securities	64%	67%	60%	63%	64%
Fixed Income	25%	26%	25%	23%	25%
Real Estate	7%	6%	14%	13%	7%
Other	4%	1%	1%	1%	4%

Total	100%	100%	100%	100%	100%

Delphi invests in a diversified portfolio consisting of an array of asset classes that attempts to maximize returns while minimizing volatility. These asset classes include U.S. domestic equities, developed market equities, emerging market equities, private equity, global high quality and high yield fixed income, real estate, and absolute return strategies.

Agreements relating to union matters allow for some of Delphi’s hourly employees in the U.S. being provided with certain opportunities to transfer to GM as appropriate job openings become available at GM and GM employees in the U.S. had similar opportunities to transfer to the Company but those opportunities are currently suspended. If such a transfer occurs, in general, both Delphi and GM will be responsible for pension payments, which in total reflect such employee’s entire eligible years of service. Allocation of responsibility between Delphi and GM will be on a pro-rata basis depending on the length of service at each company (although service at Delphi includes service with GM prior to Delphi’s separation from GM). There will be no transfer of pension assets or liabilities between GM and Delphi with respect to such employees that transfer between the two companies. The company to which the employee transfers will be responsible for the related other postretirement obligation. An agreement with GM provides for a mechanism for determining a cash settlement amount for other postretirement obligations associated with employees that transfer between GM and Delphi. The consolidated balance sheet includes approximately $3.1 billion and $1.0 billion as of December 31, 2006 and December 31, 2005, respectively, of postretirement obligations classified as liabilities subject to compromise reflecting an accumulated postretirement benefit obligation for benefits payable to GM for employees that transferred from Delphi to GM. Due to the Chapter 11 Filings, the Company has not made any payments in 2006 to settle this obligation. Historically the postretirement benefits Delphi provided to its retirees were substantially the same as the postretirement benefits GM provided to its retirees. Effective March 31, 2006, however, the U.S. District Court for the Eastern District of Michigan approved GM’s tentative settlement agreement with the UAW related to reductions in hourly retiree health care. As a result, as of December 31, 2006, Delphi’s liability due to GM for employees that transferred from Delphi to GM has been reduced by approximately $1.0 billion and a corresponding reduction in the unamortized actuarial loss has been recorded for the estimated reduction in the related liability. Additionally, a $0.1 billion receivable for the cash settlement amount due from GM for postretirement obligations associated with employees transferring from GM to Delphi has been classified as an other long-term asset.

	Other Postretirement Benefits
	Delphi	Payable to	Delphi
	Hourly	GM	Salaried	Total
	(in millions)

Benefit obligation at December 31, 2005	$8,428	$—	$1,161	$9,589
Flowback liability reclassification	—	1,027	—	1,027
Flow-in receivable reclassification	(83)	—	—	(83)
Service cost	150	—	21	171
Interest cost	422	77	62	561
Plan participants’ contributions	3	—	—	3
Actuarial gains	(542)	(908)	(167)	(1,617)
Benefits paid	(192)	—	(37)	(229)
Transfer of participants to GM	(2,929)	2,929	—	—
Impact of curtailment	(349)	—	—	(349)
Plan amendments and other	—	(4)	(14)	(18)

Benefit obligation at December 31, 2006	$4,908	$3,121	$1,026	$9,055

Cash settlement between Delphi and GM with respect to this payable and receivable is scheduled to occur at the time the employees are actuarially determined to retire. In accordance with Delphi’s Separation Agreement with GM, Delphi estimated its liability will average $380 million per year (flowbacks) over the next five years to GM, and it will receive an average of $9 million per year from GM associated with employees who have transferred to Delphi. In addition to this, Delphi also has a final net settlement liability of approximately $1.2 billion due in 2014. These payments will not be made to GM while Delphi is in bankruptcy because these are liabilities subject to compromise.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

			Projected
			Postretirement
			Benefit Payments
			(including
	Projected Pension		flowbacks to GM)	Projected Medicare
	Benefit Payments		Pre-Medicare	Subsidy Receipts
	U.S. Plans	Non-U.S. Plans
	(in millions)

2007	$1,020	$53	$364	$(10)
2008	1,077	56	837	(25)
2009	1,129	60	824	(28)
2010	1,148	63	821	(31)
2011	1,145	68	769	(33)
2012-2016	5,635	417	3,985	(231)

Delphi’s annual measurement date for the U.S., France, Luxembourg, Mexico and Portugal pension plans and other postretirement life insurance benefits is December 31 and for the UK and Germany pension plans and other postretirement health benefits is September 30. For postretirement plan measurement purposes, Delphi assumed an average 10% initial annual rate of increase in the per capita cost of covered health care benefits. The rate was assumed to decrease on a gradual basis through 2011, to the ultimate weighted-average trend rate of 5%.

Effective March 1, 2005, Delphi amended its health care benefits plan for salaried retirees. Under this plan amendment effective January 1, 2007, the Company reduced its obligations to current salaried active employees, all current salaried retirees and surviving spouses who are retired and are eligible for Medicare coverage. Based on a March 1, 2005 remeasurement date, the impact of this amendment was a decrease in the postretirement liability of $0.8 billion and a decrease in 2005 expense of $72 million. As SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other than Pensions” requires a one-quarter lag from the remeasurement date before applying the effects of the plan amendment, income statement recognition of the plan amendment began in June, 2005.

As required by U.S. GAAP, Delphi’s postretirement expense for 2007 is determined at the 2006 measurement date. For purposes of analysis, the following table highlights the sensitivity of the Company’s postretirement obligations and expense to changes in assumptions:

	Impact on	Impact on
	Postretirement	Postretirement
Change in Assumption	Expense	Benefit Obligation

25 bp decrease in discount rate	+$ 15 - 25 Million	+$ 0.25 - 0.3 Billion
25 bp increase in discount rate	−$ 15 - 25 Million	−$ 0.25 - 0.3 Billion

For analytical purposes only, the following table presents the impact that changes in the Company’s health care trend rate would have on its postretirement liability and postretirement service and interest cost (in millions):

	Impact on Service &	Impact on Postretirement
% Change	Interest Cost	Benefit Obligation

+1%	$116	$1,102
−1%	$(89)	$(923)

The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the postretirement plan design and no major restructuring programs.

Delphi also sponsors defined contribution plans for certain U.S. hourly and salaried employees. Delphi’s expense related to the contributions for these plans was $8 million, $9 million and $25 million for 2006, 2005 and 2004, respectively. The decrease in the expense in 2005 from 2004 was due to the termination of matching contributions by the Company for the salaried savings plans.

18. COMMITMENTS AND CONTINGENCIES

Regulatory Actions and Other Matters

As previously disclosed, Delphi has been the subject of an ongoing investigation by the U.S. Securities and Exchange Commission (“SEC”) involving Delphi’s accounting for and the adequacy of disclosures for a number of transactions dating from Delphi’s separation from GM in 1999 (the “Separation”). On October 30, 2006, the SEC commenced and simultaneously settled with Delphi a lawsuit alleging violations of federal securities laws, which concluded the SEC’s investigation of Delphi. Under the agreement approved by the SEC, Delphi agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of the securities laws. The SEC did not impose civil monetary penalties against Delphi. On December 11, 2006 the Court entered an order approving Delphi’s settlement with the SEC. The SEC’s investigation continues as to certain individuals previously employed by Delphi. As previously disclosed, the Department of Justice is also investigating these matters. Delphi continues to fully cooperate with the government in providing relevant information with respect to these matters.

Shareholder Lawsuits

The Company, along with Delphi Trust I & Delphi Trust II (subsidiaries of Delphi which issued trust preferred securities), current and former directors of the Company, certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits that were filed beginning in March 2005 following the Company’s announced intention to restate certain of its financial statements.

On December 12, 2005, the Judicial Panel on Multidistrict Litigation entered an order transferring each of the related federal actions to the United States District Court for the Eastern District of Michigan for coordinated or consolidated pretrial proceedings (the “Multidistrict Litigation”).

The lawsuits transferred fall into three categories. One group of class action lawsuits, which are purportedly brought on behalf of participants in certain of the Company’s and its subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock, is brought under the Employee Retirement Income Security Act of 1974, as amended (the “ERISA Actions”). Plaintiffs in the ERISA Actions allege, among other things, that the plans suffered losses as a result of alleged breaches of fiduciary duties under ERISA. On October 21, 2005, the ERISA Actions were consolidated before one judge in the United States District Court for the Eastern District of Michigan. The ERISA Actions were subsequently transferred to the Multidistrict Litigation. On March 3, 2006, plaintiffs filed a consolidated class action complaint (the “Amended ERISA Action”) with a class period of May 28, 1999 to November 1, 2005. The Company, which was previously named as a defendant in the ERISA Actions, was not named as a defendant in the Amended ERISA Action. The plaintiffs are not currently asserting claims against or seeking relief from the Company in the Amended ERISA Action due to the Company’s Chapter 11 Filings, but have stated that they plan to proceed with claims against the Company in the ongoing bankruptcy cases, and will seek to name the Company as a defendant in the Amended ERISA Action if the bankruptcy stay is modified or lifted to permit such action. The defendants have filed a motion to dismiss the Amended ERISA Action. No hearing on the motions to dismiss has yet been scheduled.

A second group of class action lawsuits alleges, among other things, that the Company and certain of its current and former directors and officers and others made materially false and misleading statements in violation of federal securities laws. On September 23, 2005, these securities actions were consolidated before one judge in the United States District Court for the Southern District of New York. On September 30, 2005, the Court-appointed lead plaintiffs filed a consolidated class action complaint (the “Amended Securities Action”) on behalf of a class consisting of all persons and entities who purchased or otherwise acquired publicly-traded securities of the Company, including securities issued by Delphi Trust I and Delphi Trust II, during a class period of March 7, 2000 through March 3, 2005. The Amended Securities Action names several additional defendants, including Delphi Trust II, certain former directors, and underwriters and other third parties, and includes securities claims regarding additional offerings of Delphi securities. The securities actions consolidated in the Southern District of New York (and a related securities action filed in the United States District Court for the Southern District of Florida concerning Delphi Trust I) were subsequently transferred to the Eastern District of Michigan as part of the Multidistrict Litigation. The action is stayed against the Company pursuant to the Bankruptcy Code, but is continuing against the other defendants. The defendants have filed motions to dismiss the Amended Securities Action. No hearing on the motions to dismiss has yet been scheduled. On November 30, 2006, the plaintiffs filed a motion seeking leave to file an amended securities fraud complaint. The defendants filed their responses on December 15, 2006, and the plaintiffs filed their reply on January 2, 2007. The U.S. District Court for the Eastern District of Michigan has not yet ruled on this motion. On February 15, 2007, the Court partially granted the plaintiffs’ motion to lift the stay of discovery provided by the Private Securities Litigation Reform Act (PSLRA) of 1995 allowing the plaintiffs to obtain certain discovery from the defendants.

The third group of lawsuits is comprised of shareholder derivative actions against certain current and former directors and officers of the Company (“Shareholder Derivative Actions”). A total of four complaints were filed: two in the federal court (one in the Eastern District of Michigan and another in the Southern District of New York) and two in Michigan state court (Oakland County Circuit Court in Pontiac, Michigan). These suits alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. The federal cases were consolidated with the securities and ERISA class actions before Judge Rosen in the Eastern District of Michigan, described above. Following the filing on October 8, 2005, of the

Debtors’ petitions for reorganization relief under chapter 11 of the U.S. Bankruptcy Code, all the derivative cases were administratively closed.

In addition, the Company received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers of the Company made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company has appointed a committee of the Board of Directors to consider the shareholder demand which is still investigating the matter.

Due to the preliminary nature of these lawsuits, the Company is not able to predict with certainty the outcome of this litigation or the Company’s potential exposure related thereto. In addition, under section 362 of the U.S. Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities of the debtor are subject to settlement under a plan of reorganization. Because any recovery on allowed prepetition claims is subject to a confirmed plan of reorganization, the ultimate distribution with respect to allowed claims is not presently ascertainable. Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi recorded a reserve in the amount of the deductible and net of related payments has an $8 million liability recorded as of December 31, 2006. The Company cannot assure the extent of coverage or that the impact of any loss not covered by insurance or applicable reserves would not be material. Delphi’s insurance policy contains a standard exclusion provision that may apply should there be a judgment or final adjudication that establishes a deliberate criminal or deliberate fraudulent act was committed by a past, present or future Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel. If individuals in these positions are adjudicated to have committed a deliberate fraud, it is possible that a portion or all of the claims under the insurance policy could be excluded from coverage.

Under section 362 of the U.S. Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities of the debtor are subject to settlement under a plan of reorganization.

Environmental Matters

Delphi is subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. For a discussion of matters relating to compliance with laws for the protection of the environment, refer to Item 1. Business — Environmental Compliance in this Annual report on Form 10-K.

As previously disclosed, with respect to environmental matters, Delphi has received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont City Landfill Site located in Tremont, Ohio, which is alleged to involve ground water contamination. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site, which is expected to be completed during 2007. Delphi continues to believe that a reasonable outcome of the investigative study is capping and future monitoring of this site, which would substantially limit future remediation costs. Delphi has included an estimate of its share of the potential costs of such a remedy plus the cost to complete the investigation in its overall reserve estimate. Because the scope of the investigation and the extent of the required remediation are still being determined, it is possible that the final resolution of this matter may require that Delphi make material future expenditures for remediation, possibly over an extended period of time and possibly in excess of its existing reserves. Delphi will continue to re-assess any potential remediation costs and, as appropriate its overall environmental reserves as the investigation proceeds.

As of December 31, 2006 and December 31, 2005, Delphi’s reserve for environmental investigation and remediation was approximately $118 million and $51 million, respectively, including approximately $3 million within liabilities subject to compromise at December 31, 2006 and December 31, 2005. The amounts recorded take into account fact that GM retained the environmental liability for certain inactive sites as part of the Separation. The increase in reserve levels at December 31, 2006, as compared to December 31, 2005, reflects the results of environmental investigations completed during 2006. Delphi’s transformation plan contemplates significant restructuring activity in the U.S., including the sale or closure of numerous facilities. As part of developing and evaluating various restructuring alternatives, environmental assessments that included identification of areas of interest, soil and groundwater testing, risk assessment and identification of remediation issues were performed at nearly all major U.S. facilities. These assessments identified previously unknown conditions and led to new information that allowed Delphi to further update its estimate of required remediation for previously identified conditions requiring an adjustment to its environmental reserve of approximately $70 million in 2006. The additional reserves are primarily related to 35 facilities and are comprised of investigation, remediation and operation and maintenance of the remedy, including postremediation monitoring costs. Addressing contamination at these sites is required by the Resource Conservation & Recovery Act and various other federal, state or local laws and regulations and represent Delphi’s best estimate of the cost to complete such actions. Delphi believes that its December 31, 2006 accruals will be adequate to cover the estimated liability for its exposure in respect to such matters and that these costs will be incurred over the next 20 years. However, as Delphi continues the ongoing assessment with respect to such facilities, additional and perhaps material environmental remediation costs may require recognition, as previously unknown conditions may be identified. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of its current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations and financial condition could be materially affected.

Delphi estimates environmental remediation liabilities based on the most probable method of remediation, current laws and regulations and existing technology. Estimates are made on an undiscounted basis and exclude the effects of inflation. If there is a range of equally probable remediation methods or outcomes, Delphi accrues at the lower end of the range. At December 31, 2006, the difference between the recorded liabilities and the reasonably possible maximum estimate for these liabilities was approximately $115 million.

Ordinary Business Litigation

Delphi is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, breach of contracts, product warranties, intellectual property matters, and employment-related matters.

Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect prepetition indebtedness or to exercise control over the property of the debtor’s estate. Absent an order of the Court, substantially all prepetition liabilities are subject to settlement under a plan of reorganization. (Refer to Note 2. Transformation Plan and Chapter 11 Bankruptcy for details on the chapter 11 cases).

With respect to warranty matters, although Delphi cannot assure that the future costs of warranty claims by customers will not be material, Delphi believes its established reserves are adequate to cover potential warranty settlements. However, the final amounts required to resolve these matters could differ materially from the Company’s recorded estimates. Additionally, in connection with the Separation, Delphi agreed to indemnify GM against substantially all losses, claims, damages, liabilities or activities arising out of or in connection with its business post-Separation for which it is determined Delphi has responsibility. Due to the nature of such indemnities, Delphi is not able to estimate the maximum amount thereof. On May 3, 2006, GM notified Delphi and its unsecured creditors committee that GM was seeking to exercise set off rights in the amount of approximately $67 million, alleging that catalytic converters supplied by Delphi’s Powertrain Systems segment to GM for certain 2001 and 2002 vehicle platforms did not conform to specifications. Delphi disputes the amount of GM’s claims and therefore its right to set off amounts against future payments. In July 2006, the parties agreed to submit the dispute to binding arbitration in accordance with the Court’s final order approving the Company’s DIP credit facility. The binding arbitration is scheduled for May 2007.

During the third quarter of 2006, Delphi began experiencing quality issues regarding parts that were purchased from one of Delphi’s affiliated suppliers and subsequently established warranty reserves to cover the cost of various repairs that may be implemented. Delphi is actively negotiating with the customer most affected by the issue as well as the affiliated supplier to determine if any portion of the liability is recoverable.

Patent license negotiations are ongoing with Denso in connection with variable valve timing technology. Delphi expects that these negotiations will be concluded on commercially reasonable terms and in accordance with ordinary industry practices such that resolution of this matter will not have a material impact on Delphi’s financial position. However, Delphi can give no assurances that those negotiations will be successful.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. After discussions with counsel, it is the opinion of Delphi that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of Delphi.

Operating Leases

Rental expense totaled $162 million, $184 million and $192 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, Delphi had minimum lease commitments under noncancelable operating leases totaling $416 million, which become due as follows:

Minimum Future Operating
Year	Lease Commitments
(in millions)

2007	$112
2008	90
2009	61
2010	47
2011	43
Thereafter	63

Total	$416

Concentrations of Risk

The Company’s business is labor intensive and utilizes a large number of unionized employees. A strike or other form of significant work disruption by the unions would likely have an adverse effect on the Company’s ability to operate its business. The majority of Delphi’s U.S. hourly workforce is represented by two unions, the UAW (approximately 86%) and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, Industrial Division of the Communication Workers of America, AFL-CIO, CLC (“IUE-CWA”) (approximately 9%). The Delphi-UAW National Labor Agreement and the Delphi-IUE-CWA National Labor Agreement expire in September 2007 and November 2007, respectively.

19. OTHER INCOME (EXPENSE), NET

Other income (expense), net included:

	Year Ended December 31,
	2006	2005	2004
	(in millions)

Interest income	$51	$43	$24
Other, net	(13)	7	(32)

Other income (expense), net	$38	$50	$(8)

20. SHARE-BASED COMPENSATION

Delphi’s share-based compensation programs include stock options, restricted stock units, and stock appreciation rights (“SAR”). The Company adopted SFAS No. 123 (Revised 2004), “Share-Based Payments” (“SFAS No. 123(R)”), effective January 1, 2006 using the modified-prospective method. This method does not require prior period amounts to be restated to reflect the adoption of SFAS No. 123(R). SFAS No. 123(R) requires compensation cost to be recognized for equity or liability instruments based on the grant-date fair value, with expense recognized over the periods that an employee provides service in exchange for the award. In conjunction with the adoption of SFAS No. 123(R), the Company evaluated the impact of a change in its prior accounting for forfeitures for restricted stock units. SFAS No. 123(R) requires the Company to estimate forfeitures at the grant date, while prior to the adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred. The adjustment is a benefit of $3 million (there is no income tax effect due to the fact Delphi has a full valuation allowance for all of its U.S. net deferred tax assets) and has been presented separately as a cumulative effect of change in accounting principle in the financial statements. In addition, while the Company will recognize compensation cost for newly issued equity or liability instruments over the periods that an employee provides service in exchange for the award, the Company will continue to follow a nominal vesting approach for all awards issued prior to the adoption of SFAS No. 123(R). As a result of the adoption of SFAS No. 123(R), approximately $9 million of compensation cost was recognized during 2006 for stock options.

Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock options granted during 2004 and 2003 were exercisable at prices equal to the fair market value of Delphi common stock on the dates the options were granted, accordingly, no compensation expense was recognized in 2005 for stock options. If Delphi accounted for all share-based compensation using the fair value recognition provisions of SFAS No. 123(R) and related amendments prior to December 31, 2005, its net loss and basic and diluted loss per share would have been as follows:

	Year Ended December 31,
	2005	2004
	(in millions, except per share amounts)

Net loss, as reported	$(2,357)	$(4,818)
Add: Stock-based compensation expense recognized, net of related tax effects	24	11
Less: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(37)	(23)

Pro forma net loss	$(2,370)	$(4,830)

Loss per share:
Basic and diluted — as reported	$(4.21)	$(8.59)

Basic and diluted — pro forma	$(4.23)	$(8.61)

Share-Based Compensation Plans

Options generally vest over three years and expire ten years from the grant date. Stock options granted during 2004 and 2003 were exercisable at prices equal to the fair market value of Delphi common stock on the dates the options were granted; accordingly, no compensation expense was recognized for the stock options granted in those periods. During 2003, Delphi completed a self-tender for certain employee stock options having an exercise price in excess of $17 per share. The offer enabled employees to exchange each stock option for a cash-settled stock appreciation right (“SAR”) having an equivalent strike price, term and conditions to exercise as the surrendered option.

Delphi has no intention during bankruptcy to deliver approximately 22 million shares of stock for future grants under its Long Term Incentive Plan (“LTIP”). As a result, as of December 31, 2005, there were no shares available for future grants of options or restricted stock units. In addition, to date, Delphi has not issued common stock for any option that was granted but unvested at the time of the Chapter 11 Filings that subsequently vested. However, as events occur in connection with the reorganization cases, including in connection with the Plan Framework Support Agreement and the Equity Purchase and Commitment Agreement described in Note 2. Transformation Plan and Chapter 11 Bankruptcy, Delphi may in the future consider delivering common stock for restricted stock units which vested during prior periods.

A summary of activity for the Company’s stock options is as follows:

	Stock	Weighted Average
	Options (a)	Exercise Price
	(in thousands)

Outstanding as of January 1, 2006	84,565		$13.72
Granted	—	$	N/A
Exercised	—	$	N/A
Forfeited	(8,717)		$14.97

Outstanding as of December 31, 2006	75,848		$13.58

Options exercisable December 31, 2006	73,802		$13.68

(a)	Includes options that were granted and unvested at the time of the Chapter 11 Filings on October 8, 2005. The Company cancelled future grants of stock-based compensation under its long term incentive plan and will not issue any shares of common stock pursuant to previously granted awards that had not vested prior to the commencement of reorganization cases.

The following is a summary of the range of weighted average remaining lives of options outstanding and exercisable as of December 31, 2006:

	Approved by Stockholders
Range of	Outstanding	Weighted Average	Weighted Average	Number of	Weighted Average
Exercise Prices	Stock Options	Remaining Life	Exercise Price	Stock Options Exercisable	Exercise Price
	(in thousands)			(in thousands)

$8.43-$10.00	10,440	6.3	$8.43	10,440	$8.43
$10.01-$20.00	45,493	3.9	$13.48	43,447	$13.64
$20.01-$20.64	68	2.0	$20.64	68	$20.64

	56,001		$12.55	53,955	$12.64

	Other Plans
Range of	Outstanding	Weighted Average	Weighted Average	Number of	Weighted Average
Exercise Prices	Stock Options	Remaining Life	Exercise Price	Stock Options Exercisable	Exercise Price
	(in thousands)			(in thousands)

$9.55-$10.00	1	1.0	$9.55	1	$9.55
$10.01-$20.00	17,649	2.6	$15.97	17,649	$15.97
$20.01-$24.76	2,197	2.0	$20.64	2,197	$20.64

	19,847		$16.48	19,847	$16.48

Restricted Stock Units

A summary of activity for the Company’s restricted stock units is as follows:

		Weighted Average
	Restricted	Grant Date
	Stock Units	Fair Value
	(in thousands)

Non-vested at January 1, 2006	10,027	$8.68
Vested	(1,249)	$8.68
Forfeited	(722)	$8.65

Non-vested at December 31, 2006	8,056	$8.69

One third of the restricted stock units granted in 2003 vested during the three months ended June 30, 2006. To date, Delphi has not issued common stock associated with restricted stock units granted but unvested at the time of the Chapter 11 Filings that subsequently vested. However, as events occur in connection with the reorganization cases, including in connection with the Plan Framework Support Agreement and the Equity Purchase and Commitment Agreement described in Note 2. Transformation Plan and Chapter 11 Bankruptcy, Delphi may in the future consider delivering common stock for restricted stock units which vested during prior periods. The total fair value of restricted stock units vested, including those that vested and were not delivered, through retirement during 2005 was approximately $11 million. As of December 31, 2006, there was approximately $29 million of unrecognized compensation cost related to non-vested restricted stock units, which will be recognized over a weighted average period of 3.6 years.

21. SEGMENT REPORTING

Effective July 1, 2006, Delphi realigned its business operations to focus its product portfolio on core technologies for which Delphi believes it has significant competitive and technological advantages. Delphi’s revised operating structure consists of its core business within four segments that support its previously identified strategic product lines, as well as two additional segments, Steering and Automotive Holdings Group, consisting of business operations to be sold or wound down. An overview of Delphi’s six reporting segments, which are grouped on the basis of similar product, market and operating factors, follows:

•	Electronics and Safety, which includes audio, entertainment and communications, safety systems, body controls and security systems, and power electronics, as well as advanced development of software and silicon.

•	Thermal Systems, which includes Heating, Ventilating and Air Conditioning (“HVAC”) systems, components for multiple transportation and other adjacent markets, and powertrain cooling and related technologies.

•	Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronics controls, exhaust handling, and test and validation capabilities.

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•	Steering, which includes steering, halfshaft and column technology.

•	Automotive Holdings Group, which includes various non-core product lines and plant sites that do not fit Delphi’s future strategic framework.

The Corporate and Other category includes the expenses of corporate administration, other expenses and income of a non-operating or strategic nature, elimination of inter-segment transactions and charges related to U.S. employee special attrition programs. Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

The accounting policies of the segments are the same as those described in Note 1. Significant Accounting Policies, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, Delphi evaluates performance based on stand-alone segment operating income and accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices.

Certain segment assets, primarily within the Electronics and Safety segment, are utilized for operations of other core segments. Income and expense related to operation of those assets, including depreciation, are allocated to and included within the measures of segment profit or loss of the core segment that sells the related product to the third parties.

Effective January 1, 2007, Delphi modified its methodology for allocating certain U.S. employee historical pension, postretirement benefit and workers’ compensation benefit costs to the segments to directly correspond with management’s internal assessment of each segment’s operating results for purposes of making operating decisions. Specifically, certain portions of U.S. employee historical pension, postretirement and workers’ compensation benefit costs are now being allocated to Corporate and Other as opposed to the previous practice of allocating the majority of these costs to all reporting segments. The reporting segment results shown below reflect expense related to the estimated service cost portion only of the U.S. pension and postretirement benefit plans for their respective workforces for all periods. For U.S. workers’ compensation expense, 2006 was adjusted to a comparable basis with 2007 however, 2005 and 2004 were not adjusted as it was impracticable to do so. Adjusted workers’ compensation expense allocated among the operating segments excluding Corporate and Other in the table below for 2006 was $16 million as compared to $79 million and $64 million for 2005 and 2004, respectively. Total U.S. workers’ compensation was $124 million, $157 million and $147 million for 2006, 2005, and 2004, respectively, and the remainder of the expense included in Corporate and Other was $108 million, $78 million and $83 million for 2006, 2005, and 2004, respectively.

Included below are sales and operating data for Delphi’s reporting segments for the years ended December 31, 2006, 2005, and 2004 as well as balance sheet data as of December 31, 2006, 2005 and 2004.

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
2006:	and Safety	Systems	Systems	Architecture	Steering	Group	and Other(a)	Total
	(in millions)

Net sales to GM and affiliates	$1,423	$1,430	$1,667	$1,772	$1,596	$3,139	$609	$11,636
Net sales to other customers	3,249	842	3,220	3,420	866	2,088	1,071	14,756
Inter-segment net sales	227	115	331	173	130	408	(1,384)	—

Total net sales	$4,899	$2,387	$5,218	$5,365	$2,592	$5,635	$296	$26,392

Depreciation & Amortization	$266	$66	$255	$175	$98	$136	$83	$1,079
Long-lived asset impairment charges	$4	$11	$12	$1	$26	$161	$—	$215
Goodwill impairment charges	$—	$—	$—	$—	$—	$—	$—	$—
Operating income (loss) (b)	$252	$(109)	$(47)	$(110)	$(127)	$(688)	$(4,029)	$(4,858)
Equity income	$6	$(11)	$10	$18	$6	$19	$(1)	$47
Minority Interest	$(6)	$9	$(28)	$(17)	$(2)	$(1)	$8	$(37)

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
2005:	and Safety	Systems	Systems	Architecture	Steering	Group	and Other(a)	Total
	(in millions)

Net sales to GM and affiliates	$1,634	$1,519	$1,924	$1,910	$1,637	$3,426	$810	$12,860
Net sales to other customers	3,207	717	2,976	3,195	850	1,771	1,371	14,087
Inter-segment net sales	279	105	410	205	125	495	(1,619)	—

Total net sales	$5,120	$2,341	$5,310	$5,310	$2,612	$5,692	$562	$26,947

Depreciation & Amortization	$285	$87	$266	$157	$113	$164	$78	$1,150
Long-lived asset impairment charges	$5	$23	$9	$35	$34	$127	$—	$233
Goodwill impairment charges	$—	$—	$368	$—	$—	$22	$—	$390
Operating income (loss) (c)	$228	$(57)	$(406)	$248	$(215)	$(1,027)	$(942)	$(2,171)
Equity income	$3	$13	$20	$16	$5	$13	$1	$71
Minority Interest	$(3)	$7	$(21)	$(7)	$(2)	$(2)	$4	$(24)

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
2004:	and Safety	Systems	Systems	Architecture	Steering	Group	and Other(a)	Total
	(in millions)

Net sales to GM and affiliates	$2,128	$1,569	$2,521	$2,158	$1,977	$4,087	$977	$15,417
Net sales to other customers	2,819	666	3,119	3,158	813	1,406	1,224	13,205
Inter-segment net sales	375	117	499	204	106	641	(1,942)	—

Total net sales	$5,322	$2,352	$6,139	$5,520	$2,896	$6,134	$259	$28,622

Depreciation & Amortization	$254	$78	$251	$177	$125	$195	$64	$1,144
Long-lived asset impairment charges	$3	$—	$2	$11	$2	$308	$—	$326
Goodwill impairment charges	$—	$30	$—	$—	$16	$—	$—	$46
Operating (loss) income (d)	$382	$6	$318	$387	$14	$(763)	$(826)	$(482)
Equity income	$2	$12	$44	$19	$4	$2	$3	$86
Minority Interest	$(2)	$(2)	$(21)	$(16)	$(2)	$(5)	$9	$(39)

				Electrical/		Automotive
	Electronics	Thermal	Powertrain	Electronic		Holdings	Corporate
Balance as of:	and Safety	Systems	Systems	Architecture	Steering	Group	and Other(a)	Total
	(in millions)

December 31, 2006
Investment in affiliates	$46	$76	$54	$163	$9	$62	$7	$417
Goodwill	$143	$—	$—	$161	$—	$—	$74	$378
Capital expenditures	$181	$25	$158	$182	$85	$65	$25	$721
Segment assets	$3,664	$1,163	$3,677	$3,822	$1,276	$1,975	$(185)	$15,392
December 31, 2005
Investment in affiliates	$35	$113	$45	$150	$2	$55	$18	$418
Goodwill	$125	$—	$—	$167	$—	$—	$71	$363
Capital expenditures	$282	$37	$227	$206	$109	$180	$142	$1,183
Segment assets	$3,449	$1,229	$3,347	$3,494	$1,132	$2,192	$2,180	$17,023
December 31, 2004
Investment in affiliates	$52	$123	$110	$143	$(2)	$52	$18	$496
Goodwill	$143	$30	$397	$160	$16	$24	$28	$798
Capital expenditures	$249	$70	$224	$148	$66	$157	$53	$967
Segment assets	$3,654	$1,252	$3,914	$3,665	$1,102	$2,663	$309	$16,559

(a)	Corporate and Other includes the elimination of inter-segment transactions and charges related to U.S. employee special attrition programs in the amount of $2,955 million (Refer to Note 16. U.S. Employee Special Attrition Program). Additionally, Corporate and Other includes the Product and Service Solutions business, which is comprised of independent aftermarket, diesel aftermarket, original equipment service, consumer electronics and medical systems.

(b)	Includes charges recorded in 2006 related to long-lived asset impairments and costs associated with employee termination benefits and other exit costs with $22 million for Electronics & Safety, $84 million for Thermal Systems, $69 million for Powertrain Systems, $83 million for Electrical/Electronic Architecture, $50 million for Steering, $195 million for Automotive Holdings Group and $11 million for Corporate and Other.

(c)	Includes charges recorded in 2005 related to long-lived asset and goodwill impairments, contractual costs of other than temporarily idled employees and costs associated with employee termination benefits and other exit costs with $19 million for Electronics & Safety, $40 million for Thermal Systems, $412 million for Powertrain Systems, $98 million for Electrical/Electronic Architecture, $38 million for Steering, $270 million for Automotive Holdings Group and $9 million for Corporate and Other.

(d)	Includes charges recorded in 2004 related to long-lived asset and goodwill impairments and other charges with $19 million for Electronics & Safety, $41 million for Thermal Systems, $38 million for Powertrain

Systems, $71 million for Electrical/Electronic Architecture, $31 million for Steering, $476 million for Automotive Holdings Group and $10 million for Corporate and Other.

Information concerning principal geographic areas is set forth below. Net sales data reflects the manufacturing location and is for the years ended December 31. Net property data is as of December 31.

	Year Ended December 31,
	2006				2005				2004
	Net Sales				Net Sales				Net Sales
		Other		Net		Other		Net		Other		Net
	GM	Customers	Total	Property	GM	Customers	Total	Property	GM	Customers	Total	Property

North America	$10,165	$6,754	$16,919	$2,498	$11,445	$6,827	$18,272	$2,999	$13,724	$5,909	$19,633	$3,439
Europe, Middle East, & Africa	1,010	5,812	6,822	1,642	967	5,733	6,700	1,607	1,286	6,020	7,306	1,998
Asia Pacific	82	1,838	1,920	408	90	1,213	1,303	363	97	1,001	1,098	376
South America	379	352	731	147	358	314	672	139	310	275	585	133

Total	$11,636	$14,756	$26,392	$4,695	$12,860	$14,087	$26,947	$5,108	$15,417	$13,205	$28,622	$5,946

22. FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND HEDGING ACTIVITIES

Delphi’s financial instruments include its Amended DIP Credit Facility, prepetition Revolving Credit Facility, prepetition Term Loan, unsecured notes, junior subordinated notes, and other financing instruments. The fair value of these financial instruments is based on quoted market prices for instruments with public market data or the current book value for instruments without a quoted public market price. As of December 31, 2006 and 2005, the total of these financial instruments was recorded at $5.2 billion and $5.3 billion, respectively, and had estimated fair values of $5.5 billion and $4.0 billion, respectively. For all other financial instruments recorded at December 31, 2006 and 2005, fair value approximates book value.

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) requires that all derivative instruments be reported on the balance sheet at fair value with changes in fair value reported currently through earnings unless the transactions qualify and are designated as normal purchases or sales or meet special hedge accounting criteria. The fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates.

Delphi is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices and changes in interest rates, which may result in cash flow risks. To manage the volatility relating to these exposures, Delphi aggregates the exposures on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within its operations, Delphi enters into various derivative transactions pursuant to risk management policies. Designation is performed on a transaction basis to support hedge accounting for most transactions. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Delphi assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy. Delphi does not hold or issue derivative financial instruments for trading purposes.

Delphi has foreign currency exchange exposure from buying and selling in currencies other than the local currencies of its operating units. The primary purpose of the Company’s foreign currency hedging activities is to manage the volatility associated with forecasted foreign currency purchases and sales. Principal currencies hedged include the British pound, Chinese yuan (renminbi), Euro, Mexican peso, and Polish zloty. Delphi primarily utilizes forward exchange contracts with maturities of less than 24 months, which qualify as cash flow hedges.

Delphi has exposure to the prices of commodities in the procurement of certain raw materials. The primary purpose of the Company’s commodity price hedging activities is to manage the volatility associated with these forecasted inventory purchases. Delphi primarily utilizes swaps with maturities of less than 24 months, which qualify as cash flow hedges. These instruments are intended to offset the effect of changes in commodity prices on forecasted inventory purchases.

Delphi did not have any interest rate instruments outstanding at December 31, 2006 or 2005.

The fair value of derivative financial instruments recorded in the consolidated balance sheets as assets and liabilities as of December 31, 2006 and 2005 are as follows:

	December 31,	December 31,
	2006	2005
	(in millions)

Current assets	$73	$5
Non-current assets	3	2

Total assets	$76	$7

Current liabilities	$61	$8
Non-current liabilities	—	—

Total liabilities	$61	$8

The fair value of financial instruments recorded as assets increased from December 31, 2005 to December 31, 2006 primarily due to favorable forward rates Mexican peso forward contracts. The fair value of financial instruments recorded as liabilities increased from December 31, 2005 to December 31, 2006 primarily due to Euro foreign currency hedges put in place at unfavorable rates, unfavorable secondary aluminum forward contracts, and unfavorable natural gas forward contracts.

Gains and losses on derivatives qualifying as cash flow hedges are recorded in OCI, to the extent that hedges are effective, until the underlying transactions are recognized in earnings. Unrealized amounts in OCI will fluctuate based on changes in the fair value of open hedge derivative contracts at each reporting period. Net gains included in OCI as of December 31, 2006, were $56 million pre-tax. Of this pre-tax total, a gain of approximately $55 million is expected to be included in cost of sales within the next 12 months and a gain of approximately $2 million is expected to be included in cost of sales in subsequent periods and a loss of approximately $1 million is expected to be included in depreciation and amortization expense over the lives of the related fixed assets. Net gains of $12 million after tax and pre-tax and $86 million after-tax ($91 million pre-tax) were included in OCI as of December 31, 2005 and 2004, respectively. Cash flow hedges are discontinued when it is probable that the original forecasted transactions will not occur. The amount included in cost of sales related to hedge ineffectiveness was $7 million for the year ended December 31, 2006 and was not significant for the year ended December 31, 2005. The amount included in cost of sales related to the time value of options was not significant in 2006, 2005, and 2004. The amount included in cost of sales related to natural gas hedges that no longer qualified for hedge accounting due to changes in the underlying purchase contracts was $14 million in 2006.

23. SUBSEQUENT EVENTS

Events have occurred subsequent to December 31, 2006 that, although they do not impact the reported balances or results of operations as of that date, are material to the Company’s ongoing operations. These events are listed below.

Plan Framework Support Agreement and Equity Purchase and Commitment Agreement

On December 18, 2006, Delphi entered into a Plan Framework Support Agreement and on January 18, 2007 an amendment and supplement thereto (collectively, the “PSA”) with Cerberus, Appaloosa, Harbinger, Merrill, UBS and GM, which outlines a framework plan of reorganization. On January 12, 2007, the Court granted Delphi’s motion seeking authority to enter into the PSA and further authorized Delphi to accept the investment proposal from the Plan Investors under the terms the EPCA which Delphi entered into on January 18, 2007, as more fully described in Note 2. Transformation Plan and Chapter 11 Bankruptcy.

Replacement Postpetition Financing

On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing and on January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders, as more fully described in Note 14. Debt.

Manufacturing Facility Closure

In February 2007, Delphi’s Spanish subsidiary announced the planned closure of a chassis and steering products manufacturing facility in Cadiz, Spain. The facility has approximately 1,600 employees. Delphi’s Spanish subsidiary is exploring all strategic options to contain the costs associated with such closure. Delphi has not recognized any significant amounts related to this planned closure as of year end. However, based on the February 2007 announcement Delphi could incur costs for closure based upon the outcome of negotiations with the unions representing the affected employees.

24.	QUARTERLY DATA (UNAUDITED)

	Three Months Ended
	March 31,	June 30,		Sept. 30,		Dec. 31,		Total
	(in millions, except per share amounts)

2006
Net sales	$6,973	$6,995		$6,008		$6,416		$26,392
Cost of sales	6,559	6,543		6,083		6,231		25,416

Gross profit (loss)	$414	$452		$(75)		$185		$976

Operating loss	$(232)	$(2,112	)(1)	$(1,787	)(2)	$(727	)(3)	$(4,858	)(1)(2)(3)
Loss before cumulative effect of accounting change	$(366)	$(2,275	)(1)	$(1,973	)(2)	$(853	)(3)	$(5,467	)(1)(2)(3)
Cumulative effect of accounting change	3	—		—		—		3

Net loss	$(363)	$(2,275	)(1)	$(1,973	)(2)	$(853	)(3)	$(5,464	)(1)(2)(3)

Basic and diluted loss per share before cumulative effect of accounting change	$(0.66)	$(4.05)		$(3.51)		$(1.52)		$(9.74)
Cumulative effect of accounting change	0.01	—		—		—		0.01

Basic and diluted loss per share	$(0.65)	$(4.05)		$(3.51)		$(1.52)		$(9.73)

Cash dividends declared per share	$0.000	$0.000		$0.000		$0.000		$0.000

Common stock price
High	$1.02	$1.99		$1.88		$3.92		$3.92
Low	$0.03	$0.60		$1.07		$1.35		$0.03
2005
Net sales	$6,862	$7,023		$6,283		$6,779		$26,947
Cost of sales	6,500	6,606		6,221		6,374		25,701

Gross profit	$362	$417		$62		$405		$1,246

Operating loss	$(324)	$(284)		$(693	)(4)	$(870	)(5)	$(2,171	)(4)(5)
Loss before cumulative effect of accounting change	$(403)	$(338)		$(788	)(4)	$(811	)(5)	$(2,340	)(4)(5)
Cumulative effect of accounting change	—	—		—		(17)		(17)

Net loss	$(403)	$(338)		$(788	)(4)	$(828	)(5)	$(2,357	)(4)(5)

Basic and diluted loss per share before cumulative effect of accounting change	$(0.73)	$(0.60)		$(1.40)		$(1.45)		$(4.18)
Cumulative effect of accounting change	—	—		—		(0.03)		(0.03)

Basic and diluted loss per share	$(0.73)	$(0.60)		$(1.40)		$(1.48)		$(4.21)

Cash dividends declared per share	$0.030	$0.015		$0.000		$0.000		$0.045

Common stock price
High	$9.07	$5.40		$6.68		$2.99		$9.07
Low	$4.15	$3.20		$2.42		$0.23		$0.23

(1)	Includes U.S. employee special attrition program charges of $1,905 million recorded in the second quarter 2006.

(2)	Includes U.S. employee special attrition program charges of $1,043 million and long-lived asset impairment charges of $15 million pre-tax in the third quarter 2006.

(3)	Includes U.S. employee special attrition program charges of $7 million and long-lived asset impairment charges of $200 million pre-tax recorded in the fourth quarter 2006.

(4)	Includes long-lived asset impairment charges of $40 million pre-tax recorded in the third quarter 2005.

(5)	Includes long-lived asset impairment charges of $193 million pre-tax, goodwill impairment charges of $390 million pre-tax and $6 million pre-tax of impairments related to intangible assets (included in depreciation and amortization expense) recorded in the fourth quarter 2005.

DELPHI CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

		Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions	Period
	(in millions)

December 31, 2006:
Allowance for doubtful accounts	$129	$66	$—	$(43)	$152
Tax Valuation Allowance	$5,891	$2,609	$—	$(29)	$8,471

December 31, 2005:
Allowance for doubtful accounts	$91	$72	$—	$(34)	$129
Tax Valuation Allowance	$4,947	$981	$—	$(37)	$5,891

December 31, 2004:
Allowance for doubtful accounts	$92	$57	$(3)	$(55)	$91
Tax Valuation Allowance	$206	$4,762	$—	$(21)	$4,947